Filed Pursuant to Rule 424(b)(5)

Registration No. 333-109802

Subject to Completion

Preliminary Prospectus Supplement dated February 15, 2005

PROSPECTUS SUPPLEMENT (To prospectus dated November 26, 2003)

1,000,000 Units

Merrill Lynch & Co., Inc.

PROtected Covered Call EnhancED Income NoteSSM

Linked to the Global Equity PROCEEDS Index

due February     , 2010

(the “PROCEEDSSM”)

$10 principal amount per unit

The PROCEEDS:

•  The PROCEEDS are designed for investors who are seeking exposure to the level of the Global Equity PROCEEDS Index (the “Reference Index”).

•  Variable monthly interest payments may be paid, depending upon the performance of the Basket Units described below.

•  100% principal protection on the maturity date.

•  Senior unsecured debt securities of Merrill Lynch & Co., Inc., denominated and payable in United States dollars.

•  The PROCEEDS will not be listed on any securities exchange.

•  The issue date is expected to be February     , 2005.

Payment on the maturity date:

•  On the maturity date, for each unit of the PROCEEDS you own, we will pay you an amount equal to the principal amount of the PROCEEDS plus an additional amount (which may be zero) based on the percentage increase, if any, in the level of the Reference Index.

•  The Reference Index is a composite index that measures the performance of a strategy that allocates hypothetical funds among three index components: (i) “Basket Units” representing the United States dollar value of a hypothetical investment in certain indices and sales of call options on those indices in the “Index Basket” using a “covered-call” strategy; (ii) “Zero Coupon Bond Units” representing the value of hypothetical zero coupon bonds; and (iii) “Leverage Units” representing the cost of hypothetical borrowed funds which may increase allocations to the Basket Units. The Reference Index will be rebalanced periodically pursuant to a formula described in this prospectus supplement. This rebalancing will reflect changes in the performance of the Basket Units, prevailing interest rates, market conditions and currency exchange rates, all as more fully described in this prospectus supplement. The level of the Reference Index will be reduced by certain fees, deductions and charges.

•  The indices in the Index Basket will be the Dow Jones EURO STOXX 50 Index, the FTSE 100 Index, the Hang Seng Index, the Nikkei 225 Index and the S&P 500 Index. The indices in the Index Basket will initially be equally weighted and will be rebalanced annually as described in this prospectus supplement.

Investing in the PROCEEDS involves risks that are described in the “ Risk Factors” section beginning on page S-10 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per unit	Total
Public offering price(1)	$10.00	$
Underwriting discount	$.30	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.70	$

(1) The public offering price and the underwriting discount for any single transaction to purchase units or more will be $ per unit and $ per unit, respectively.

Merrill Lynch & Co.

The date of this prospectus supplement is February     , 2005.

“PROtected Covered Call EnhancED Income NoteS” and “PROCEEDS” are service marks of Merrill Lynch & Co., Inc.

Prospectus Supplement

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the PROtected Covered Call EnhancED Income NoteS Linked to the Global Equity PROCEEDS Index (the “Reference Index”) due February     , 2010. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the PROCEEDS, the Reference Index and the tax and other considerations that are important to you in making a decision about whether to invest in the PROCEEDS. You should carefully review the “Risk Factors” section, which highlights certain risks associated with an investment in the PROCEEDS, to determine whether an investment in the PROCEEDS is appropriate for you.

References in this prospectus supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc. References to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated. References to “MLI” are to Merrill Lynch International.

What are the PROCEEDS?

The PROCEEDS will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The PROCEEDS will rank equally with all of our other unsecured and unsubordinated debt. The PROCEEDS will mature on February     , 2010. We cannot redeem the PROCEEDS at an earlier date. We will make variable monthly interest payments only under the circumstances described in this prospectus supplement.

Each unit of the PROCEEDS represents $10 principal amount of PROCEEDS. You may transfer the PROCEEDS only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PROCEEDS in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee. Direct and indirect participants in DTC will record your ownership of the PROCEEDS. You should refer to the section “Description of the Debt Securities—Depositary” in the accompanying prospectus.

Are there any risks associated with my investment?

Yes. An investment in the PROCEEDS is subject to risks, including the risk that the PROCEEDS will only return their principal amount at maturity, resulting in a substantial economic opportunity loss to you. Please refer to the section “Risk Factors” in this prospectus supplement.

Who publishes the Reference Index and what does the Reference Index measure?

The daily closing values of the Reference Index, the Basket Units and the Zero Coupon Bond Units determined as of 4:00 p.m. (New York City time) will be published on each business day on Reuters Page MEREDUS15 (or any successor page for the purpose of displaying those closing values as identified by MLI, as the Reference Index calculation agent (the “Calculation Agent”)).

The Reference Index is a composite index that will track the performance of hypothetical investments in two assets, the Basket Units and the Zero Coupon Bond Units, and one liability, the Leverage Units (each an “Index Component,” and together the “Index Components”). Generally, the level of the Reference Index at any time will equal the sum of the values of the Basket Units and the Zero Coupon Bond Units, less the value of Leverage Units and reduced by a pro rata portion of the Index Adjustment Factor of 1.15% per annum as described below. The level of the Reference Index will be set to 97 on the date the PROCEEDS are priced for initial sale to the public (the “Pricing Date”).

We anticipate that the initial allocations of hypothetical funds to the Index Components as set on the Pricing Date will be between 60% and 80% in Basket Units, between 20% and 40% in Zero Coupon Bond Units and 0% in Leverage Units. We expect the allocations among the Index Components to change upon an Allocation Determination Event, as described in the section entitled “The Global Equity PROCEEDS Index” in this prospectus supplement.

The formula will not allocate more than 150% of the hypothetical funds to the Basket Units. The relative allocations among each Index Component will be determined by the formula described herein and calculated by the Calculation Agent.

An investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in the securities included in the Reference Index.

What hypothetical investment does each Index Component track?

The Index Components are defined as follows:

A “Basket Unit” will track the value of an initial US$100 hypothetical investment in the Index Basket. The “Index Basket” is a hypothetical investment in a “covered call” strategy in which (i) an investment in United States dollars in each of the indices in the Index Basket (the “Basket Indices”) is purchased and (ii) call options on the Basket Indices are sold in United States dollars on a monthly basis for a one month term. The Basket Indices will be the Dow Jones EURO STOXX 50 Index, which is denominated in European Union euros, the FTSE 100 Index, which is denominated in British pounds, the Hang Seng Index, which is denominated in Hong Kong dollars, the Nikkei 225 Index, which is denominated in Japanese yen, and the S&P 500 Index, which is denominated in United States dollars. The Basket Indices will initially be equally weighted based upon the United States dollar equivalent of their respective levels and will be rebalanced annually as described in this prospectus supplement. The Basket Indices are described in the section entitled “Description of the Basket Indices” in this prospectus supplement.

A “Zero Coupon Bond Unit” will track the value of a US$100 face value hypothetical investment in a hypothetical zero coupon bond maturing on the scheduled Valuation Date described below with a yield equal to the applicable zero coupon rate based upon USD swap rates as published on Bloomberg Page EDS. The applicable zero coupon rate will be estimated from the USD swap rate yields corresponding to the published maturities closest in time to the scheduled Valuation Date. The Calculation Agent may, when necessary, estimate the applicable zero coupon rate by interpolating the appropriate USD swap rate yields based on those published maturities. The Zero Coupon Bond Units will accrue no interest after the scheduled Valuation Date.

A “Leverage Unit” will track the value of US$1 of hypothetical borrowings used to increase the exposure to the Basket Units. To the extent that exposure to the Basket Units is leveraged (i.e., increased with borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the Daily Leverage Charge (see the section entitled “Fees, Deductions and Charges—Daily Leverage Charge” in this prospectus supplement). The Daily Leverage Charge will reduce the level of the Reference Index.

What will I receive on the maturity date of the PROCEEDS?

We have designed the PROCEEDS for investors who want to protect their investment by receiving at least the principal amount of their investment on the maturity date and who also want to participate in possible periodic interest payments and in possible increases in the level of the Reference Index (which will reflect the deduction of certain fees, deductions and charges). On the maturity date, you will receive a cash payment, in addition to any interest payment due, on the PROCEEDS equal to the sum of two amounts: the “principal amount” and the “Supplemental Redemption Amount”, if any.

Principal Amount

The “principal amount” per unit is $10.

Supplemental Redemption Amount

The “Supplemental Redemption Amount” per unit will be denominated in United States dollars and will equal:

$10 x	(	Ending Value – Threshold Value	)

Threshold Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

The “Ending Value” will be determined by the Calculation Agent and will equal the level of the Reference Index at the close of the market on the Valuation Date.

The “Threshold Value” equals 100.

The “Valuation Date” will be the seventh scheduled global business day before the maturity date, or on an alternate date shortly thereafter as described in the section entitled “Description of the PROCEEDS—Payment on the maturity date” in this prospectus supplement.

The “Starting Value” will be set to 97 on the Pricing Date.

Because the Starting Value will be 97, which is less than the Threshold Value, we will pay you a Supplemental Redemption Amount only if the Ending Value is 3.1% greater than the Starting Value on the Valuation Date. If the Ending Value is less than or equal to the Threshold Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your PROCEEDS regardless of whether any Supplemental Redemption Amount is payable.

Examples

Here are three examples of Supplemental Redemption Amount calculations:

Example 1—On the maturity date, the Reference Index, as adjusted, is below the Starting Value:

Starting Value: 97

Threshold Value: 100

Hypothetical Ending Value: 90

Supplemental Redemption Amount (per unit) = $10 x	(90-100)	= $0	(Supplemental Redemption Amount cannot be less than zero)

100

Total payment on the maturity date (per unit) = $10 + $0 = $10

Example 2—On the maturity date, the Reference Index, as adjusted, is above the Starting Value but below the Threshold Value:

Starting Value: 97

Threshold Value: 100

Hypothetical Ending Value: 99

Supplemental Redemption Amount (per unit) = $10 x	(99-100)	= $0	(Supplemental Redemption Amount cannot be less than zero)

100

Total payment on the maturity date (per unit) = $10 + $0 = $10

Example 3—On the maturity date, the Reference Index, as adjusted, is above the Threshold Value:

Threshold Value: 100

Hypothetical Ending Value: 105

Supplemental Redemption Amount (per unit) = $10 x	(105-100)	= $.50

100

Total payment on the maturity date (per unit) = $10 + $.50 = $10.50

For more specific information about the Supplemental Redemption Amount, please see the section “Description of the PROCEEDS” in this prospectus supplement.

Will I receive interest payments on the PROCEEDS?

The interest payable on the PROCEEDS will vary and may be zero. We expect to pay interest, if any, in cash monthly on the dates described under “Description of the PROCEEDS—Interest” in this prospectus supplement.

The interest payments, if any, on the PROCEEDS will depend on the hypothetical income of the Basket Units (the “Basket Unit Income”) held in the Reference Index over each monthly calculation period and the level of the Reference Index at the end of that period. The Basket Unit Income will be based on the United States dollar value of the cash dividends in respect of the stocks included in the Basket Indices and the value of the premiums in respect of call options on the Basket Indices. See “Description of the Index Basket—Calculation of the Value of the Index Basket” in this prospectus supplement. If the level of the Reference Index (less any Basket Unit Income) falls below certain thresholds relative to the Floor Level described in this prospectus supplement during any monthly calculation period, you will not receive any interest payment for that monthly calculation period and, in certain circumstances, you will not receive any interest payments for the remaining term of the PROCEEDS. See “Description of the PROCEEDS—Interest” in this prospectus supplement.

What are the costs associated with an investment in the PROCEEDS?

The level of the Reference Index will reflect the deduction of the following costs over the term of the PROCEEDS:

Index Adjustment Factor: 1.15% per annum of the daily closing level of the Reference Index (the “Index Adjustment Factor”) will accrue daily on the basis of a 365-day year and will be deducted from the level of the Reference Index from the date the PROCEEDS are issued to the public through the Valuation Date and will accrue to the benefit of the Calculation Agent. The Index Adjustment Factor will remain at 1.15% per annum for so long as any hypothetical funds are allocated to Basket Units. If at any time that allocation is zero, the Index Adjustment Factor will not apply.

Daily Leverage Charge: To the extent that the hypothetical investment in the Basket Units is leveraged (i.e., increased with hypothetical borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the interest expense deemed to have been incurred on those funds (the “Daily Leverage Charge”). The Daily Leverage Charge will equal the number of Leverage Units outstanding on the applicable day multiplied by the Federal Funds rate on the applicable day plus .5%, divided by 360. This deemed interest expense will reduce the level of the Reference Index on each day that the Reference Index includes Leverage Units.

Implicit sales charge: An implicit sales charge is paid to MLPF&S upon the purchase of the PROCEEDS because the Starting Value equals 97, while the Threshold Value equals 100. In order for you to receive a Supplemental Redemption Amount on the maturity date, the Ending Value must exceed 100 on the Valuation Date. Therefore, the level of the Reference Index must increase by more than 3.1% for you to receive an amount in excess of $10 per unit of the PROCEEDS. This is analogous to paying an up front sales charge of 3% per unit of the PROCEEDS.

Basket Adjustment Factor: 1.0% per annum of the daily value of the Index Basket at the end of the previous day (the “Basket Adjustment Factor”) will accrue daily on the basis of a 365-day year and will be subtracted from the Basket Unit Income on the Index Basket at the end of each day prior to effecting any reallocation that day. The value of the Basket Adjustment Factor for any monthly calculation period will not exceed the value of the Basket Unit Income on the Index Basket for that monthly calculation period. The Basket Adjustment Factor will accrue to the benefit of the Calculation Agent. Because the Basket Adjustment Factor reduces the value of the Index Basket, the return on an investment in the “covered call” strategy (as described in the section entitled “Description of the

Index Basket” in this prospectus supplement) represented by the Index Basket, and therefore the Reference Index and the PROCEEDS, will be less than a return on a “covered call” strategy on the Index Basket that did not include the Basket Adjustment Factor.

What does the “formula” do and when will the Reference Index undergo reallocations among the Index Components?

The formula determines the allocation of the hypothetical funds tracked by the Reference Index to the Basket Units (the “Targeted Exposure”), and the consequent allocations to the Zero Coupon Bond Units and the Leverage Units. The formula will cause these allocations to vary over the term of the PROCEEDS in order to participate in any appreciation of the Basket Units, but only to the extent consistent with the objective that the Reference Index level on the scheduled Valuation Date is at least 100.

An “Allocation Determination Event” will occur and a reallocation will be effected if the absolute value of the difference in (i) the closing value of the Basket Units in the Reference Index divided by the closing level of the Reference Index on any business day and (ii) the Targeted Exposure is greater than 5% of the Targeted Exposure. In addition, if at any time during any index business day the level of any Basket Index has declined from its closing level on the previous index business day by 10% or more, an Allocation Determination Event will have been deemed to have occurred.

In general, the Targeted Exposure may increase following increases in the value of the Basket Units or decreases in the Floor Level (due to interest rate increases). Using Leverage Units, the Targeted Exposure may equal up to 150%. In general, the Targeted Exposure may decrease following decreases in the value of the Basket Units or increases in the Floor Level (due to interest rate decreases).

In some circumstances, the amount of the hypothetical funds tracked by the Reference Index allocated to the Basket Units may be reduced to zero, which will result in the hypothetical funds allocated to the Basket Units remaining at zero for the remaining term of the PROCEEDS. You should refer to “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units” in this prospectus supplement.

For a detailed description of the formula and the Targeted Exposure, see the section entitled “The Global Equity PROCEEDS Index—Reallocation of the hypothetical funds tracked by the Reference Index” in this prospectus supplement.

When would the formula allocate none of the hypothetical funds to the Basket Units, and what happens in that event?

If the “Cushion”, a ratio which reflects the level of the Reference Index relative to the value of the Floor Level, is less than 1% on any business day (a “Defeasance Event”), the formula will not allocate any hypothetical funds to the Basket Units. The “Floor Level” for any date will equal the value of a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon rate based upon USD swap rates, plus the Fee Protection Factor (as described under “The Global Equity PROCEEDS Index—Reallocation of hypothetical funds tracked by the Reference Index—Allocation Determination Events” in this prospectus supplement), if any.

Because the amount of the interest payments on the PROCEEDS will depend on the performance of the Basket Units in the Reference Index, no interest will be paid for the remaining term of the PROCEEDS after the occurrence of a Defeasance Event. In addition, the Reference Index will not participate in any subsequent increase in the value of the Basket Units and your payment on the maturity date will be limited to the $10 principal amount per unit (except as described under “The Global Equity PROCEEDS Index—Defeasance Events” in this prospectus supplement). This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

What is “leveraging” and how are the Leverage Units used?

The Leverage Units represent a hypothetical borrowing that permits the Targeted Exposure to exceed 100%, subject to a maximum of 150%. When required by the formula, the Calculation Agent will use Leverage Units to increase the allocation of hypothetical funds to the Basket Units above 100%. The use of hypothetical borrowed funds will increase the Reference Index’s exposure to movements in the value of the Basket Units and will therefore make the Reference Index more volatile than the Index Basket. Accordingly, if the value of the Basket Units increases when Leverage Units are outstanding, the level of the Reference Index may increase by a greater amount than will the value of the Basket Units. Conversely, if the value of the Basket Units decreases when Leverage Units are outstanding, the level of the Reference Index may decrease by a greater amount than will the value of the Basket Units. For risks associated with the use of hypothetical borrowed funds, see “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—The use of leverage may adversely affect the Supplemental Redemption Amount” in this prospectus supplement.

How has the Reference Index performed historically?

The Reference Index will not exist until the Pricing Date. However, we have included tables and graphs showing the hypothetical month-end closing level of the Reference Index during six different five year periods beginning on the first day of January in 1995, 1996, 1997, 1998, 1999 and 2000. These hypothetical closing levels have been calculated on the same basis that the Reference Index will be calculated. However, the calculations used to determine these levels contain assumptions and necessary estimates and approximations that will not be reflected in the calculation of the level of the Reference Index and interest payments over the term of the PROCEEDS. For further details on the calculation of these hypothetical values, please refer to the section entitled “The Global Equity PROCEEDS Index—Hypothetical Historical Data on the Reference Index” in this prospectus supplement. We have also included tables for each Basket Index showing the historical month-end levels of that Basket Index from January 2000 through January 2005. In addition, we have included tables showing the historical exchange rate of the United States dollar against the currency in which that Basket Index (except with respect to the S&P 500 Index) is denominated (each, an “Index Currency”) for those months and graphs showing the United States dollar equivalent of the level of that Basket Index for those months. The tables and graphs for the Basket Indices are included in the section entitled “Description of the Index Basket” in this prospectus supplement.

We have provided this information to help you evaluate the past performance of the Reference Index and the Basket Indices, including the behavior of the United States dollar relative to the Index Currencies, in various economic environments; however, this past performance is not indicative of how the Reference Index or the Basket Indices (expressed in United States dollars) will perform in the future.

What is the “Index Basket” and what does it measure?

The Index Basket is designed to track the performance of a hypothetical “covered call” strategy for the Basket Indices. A “covered call” strategy on an index is an investment strategy in which an investor:

•	buys an investment in the index; and

•	sells call options on the index with exercise prices higher than the level of the index when the options are priced.

A “covered call” strategy provides income from option premiums, or the value of the option when it is priced, helping, to a limited extent, to offset losses if there is a decline in the level of the index to which the options relate. However, the strategy limits participation in the appreciation of the index beyond the option’s exercise price. Thus, in a period of significant stock market increases, a “covered call” strategy will tend to produce lower returns than ownership of an investment in the related index. See “Risk Factors— Risk Factors Relating to the Basket Units—The appreciation of the Index Basket will be capped due to the “covered call” strategy” in this prospectus supplement.

The value of the Index Basket is based on hypothetical purchases of investments in the Basket Indices, including the United States dollar value of the dividends on the stocks included in the Basket Indices, and the value of the hypothetical premiums on call options sold on each of those Basket Indices, as reduced by a pro rata portion of the Basket Adjustment Factor.

An investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in respect of the securities included in the Index Basket.

How will the Calculation Agent determine the value of hypothetical call options included in the Index Basket?

The mark-to-market value of each hypothetical call option will be determined by the Calculation Agent in accordance with an option pricing formula and using prevailing market parameters as described in the section entitled “Description of the Index Basket—Hypothetical Call Options—Valuation of Hypothetical Call Options” in this prospectus supplement.

What about taxes?

Each year, you will be required to pay taxes on ordinary income from the PROCEEDS over their term based upon an estimated yield for the PROCEEDS, even though you may not receive any variable monthly interest payments or any other cash payments from us prior to the maturity date. We have determined this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to calculate the amount of taxes that you will owe each year as a result of owning a PROCEEDS. This estimated yield is neither a prediction nor a guarantee of what either the actual monthly interest payments or the actual Supplemental Redemption Amount will be, or that either the actual monthly interest payments or the actual Supplemental Redemption Amount will even exceed zero. We have determined that this estimated yield will equal       % per annum, compounded monthly.

For further information, see “United States Federal Income Taxation” in this prospectus supplement.

Will the PROCEEDS be listed on a securities exchange?

The PROCEEDS will not be listed on any securities exchange and we do not expect a trading market for the PROCEEDS to develop, which may affect the price you receive for your PROCEEDS upon any sale prior to the maturity date. You should review “Risk Factors—A trading market for the PROCEEDS is not expected to develop” in this prospectus supplement.

What is the role of MLPF&S?

Our subsidiary MLPF&S is the underwriter for the offering and sale of the PROCEEDS. After the initial offering, MLPF&S intends to buy and sell the PROCEEDS to create a secondary market for holders of the PROCEEDS, and may stabilize or maintain the market price of the PROCEEDS during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

What is the role of Merrill Lynch International?

MLI, as the Calculation Agent, will be our agent for purposes of determining, among other things, the level of the Reference Index, the value of the Basket Units and the call options, the occurrence of an Allocation Determination Event, any reallocations of the hypothetical funds tracked by the Reference Index, the Ending Value and the Supplemental Redemption Amount. Under certain circumstances, MLI as Calculation Agent and its other business activities or its affiliation to ML&Co. could give rise to conflicts of interest. MLI is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgement.

Who is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co. see the section “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section “Where You Can Find More Information” in this prospectus supplement.

RISK FACTORS

Investment in the PROCEEDS involves risks, which include, but are not limited to, the risks referred to below. The level of the Reference Index may decrease as well as increase. If you receive only the principal amount of the PROCEEDS on the maturity date, you will have incurred a significant loss of opportunity to otherwise profit from the amount invested. In addition, the PROCEEDS are illiquid and if you sell the PROCEEDS prior to the maturity date, your sale price may be substantially less than the principal amount of the PROCEEDS.

You should consult your financial and legal advisors concerning risks associated with an investment in the PROCEEDS and the suitability of investing in the PROCEEDS in light of your particular circumstances. In addition, you should consult your tax advisors concerning the characterization of the PROCEEDS as contingent payment debt instruments for United States federal income tax purposes.

RISK FACTORS RELATING TO THE PROCEEDS AND THE REFERENCE INDEX

Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units

The formula that determines the Index Component allocations is designed so that the level of the Reference Index should equal at least 100 on the scheduled Valuation Date, even upon the occurrence of a Defeasance Event. The formula will allocate the hypothetical funds to the Basket Units, but only to the extent consistent with the objective that the Reference Index level on the scheduled Valuation Date equal at least 100. Certain economic or market factors, such as low interest rates or insufficient gains by the Basket Units (including as a result of an increase in the value of the United States dollar relative to the other Index Currencies) to offset the costs embedded in the Reference Index, will cause the allocation in the Zero Coupon Bond Units to be increased.

Any allocation of the hypothetical funds to Zero Coupon Bond Units will reduce the probability that the Reference Index will reflect any increases in the value of the Basket Units, which is the primary Index Component likely to result in appreciation in the Reference Index level. If the Reference Index level does not exceed 100 on the Valuation Date, the PROCEEDS will only return their principal amount on the maturity date, and you will have incurred substantial economic opportunity losses. Initially, between 20% and 40% of the hypothetical funds will be allocated to the Zero Coupon Bond Units.

The performance of the Basket Units may exceed the performance of the Reference Index

The Calculation Agent will adjust the allocations of hypothetical funds among the Index Components systematically using the formula; accordingly, the performance of the Reference Index will likely differ significantly from the performance of each of the Index Components.

Initially, between 20% and 40% of the hypothetical funds tracked by the Reference Index will be allocated to the Zero Coupon Bond Units. However, the percentage of hypothetical funds represented by Zero Coupon Bond Units may increase, or decrease, during the term of the PROCEEDS, depending upon the performance of the Basket Units (including as a result of any change in the value of the United States dollar relative to the other Index Currencies), the effect of any Leverage Units and the then-current interest rate environment. Changes in economic conditions may cause a change in the allocations of hypothetical funds among the Index Components as determined by the formula. The timing of any rebalancing, and the magnitude of the reallocations, may result in less than full participation in the increases, if any, in the value of the Basket Units, which would in turn affect the level of the Reference Index, and as a result the Supplemental Redemption Amount.

Given that the formula is designed so that the level of the Reference Index should equal at least 100 on the scheduled Valuation Date, the allocation of hypothetical funds to the Zero Coupon Bond Units may increase during the term of the PROCEEDS depending upon the performance of the Basket Units and interest rates. Should that allocation be reduced to zero, that allocation will remain at zero for the remaining term of the PROCEEDS and your payment on the maturity date will be limited to the $10 principal amount per unit. This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

The level of the Reference Index will not increase or decrease directly in proportion with increases or decreases in the value of the Basket Units due to the allocation of the Reference Index’s hypothetical funds to other Index Components. The Basket Units may increase in value substantially over the duration of the PROCEEDS, but the Supplemental Redemption Amount of the PROCEEDS may reflect little, if any, of that increase. The Supplemental Redemption Amount of the PROCEEDS may represent a yield less than the yield an investor would earn if the investor invested directly in the Basket Units or their equivalent or in the Zero Coupon Bond Units or their equivalent.

Certain other similar investments offered by our affiliates have lost all potential for appreciation

Our affiliates have offered indexed investments based upon rebalancing formulas similar to the PROCEEDS, certain of which have, in fact, terminated all exposure to the instruments equivalent to the Basket Units, which has resulted in a loss of the opportunity to profit from the amount invested.

The use of leverage may adversely affect the Supplemental Redemption Amount

The Targeted Exposure may be as much as 150% pursuant to the formula. Exposure above 100% would reflect the use of leverage, as represented by the allocation to Leverage Units. This leverage offers the potential for increases in the level of the Reference Index greater than any corresponding increase in the value of the Basket Units, but also entails a high degree of risk, including the risk of decreases in the level of the Reference Index greater than any corresponding decrease in the value of the Basket Units. In addition, the deemed interest expense associated with the allocation to Leverage Units will reduce the level of the Reference Index daily, which will result in a reduction in the Ending Value.

Reference Index rebalancing procedures may adversely impact the Supplemental Redemption Amount

The Reference Index tracks the performance of a hypothetical investment in the Index Components whose allocations of hypothetical funds will be rebalanced from time to time according to the rebalancing procedures described in this prospectus supplement. The timing and magnitude of any change in the allocations among the Index Components will be based on certain threshold values used in the formula as described herein. For example, under the rebalancing procedures, we expect the allocation to the Basket Units to increase as the level of the Reference Index increases or the Floor Level decreases and to decrease as the level of the Reference Index decreases or the Floor Level increases. This may expose the Reference Index to a higher risk of decreases (and a higher possibility of increases) if, for example, the Leverage Units are used to obtain more exposure to the Basket Units. In addition, certain market conditions, such as high volatility of the Basket Units (which may result from high volatility of the Basket Indices, the Index Currencies or both) or low interest rates, may result in larger reallocations among the Index Components. The timing and frequency of the reallocations among the Index Components may affect the level of the Reference Index on the Valuation Date, which in turn could affect the Supplemental Redemption Amount.

Fees, deductions and charges will reduce the Supplemental Redemption Amount

The Reference Index and, therefore, the Ending Value will reflect the deduction of certain fees, deductions and charges. These fees, deductions and charges include explicit charges that will be deducted from the level of the Reference Index over the term of the PROCEEDS, namely the Index Adjustment Factor and the

Daily Leverage Charge. See “Fees, Deductions and Charges” in this prospectus supplement. Also, there is an implicit sales charge paid upon the purchase of the PROCEEDS because the Starting Value will be set below the Threshold Value on the Pricing Date. See “Fees, Deductions and Charges—Implicit Sales Charge” in this prospectus supplement. In addition, the Basket Adjustment Factor will be deducted from the value of the Index Basket which, if the Reference Index includes Basket Units, will reduce the level of the Reference Index over the term of the PROCEEDS by reducing the value of the Basket Units. See “Fees, Deductions and Charges” in this prospectus supplement. The net effect of these fees, deductions and charges will be to decrease the level of the Reference Index on the Valuation Date, thereby reducing the Ending Value. Accordingly, the Supplemental Redemption Amount payable to you on the stated maturity date will be less than it would have been absent these fees, deductions and charges.

Potential conflicts of interest could arise

The Calculation Agent is responsible for the calculation of the Reference Index pursuant to the formula. While the application of the formula is largely objective, there are certain situations where the Calculation Agent will exercise judgement in its capacity as the Calculation Agent. The Calculation Agent will also be responsible for calculating the value of the Basket Units.

The Calculation Agent for the PROCEEDS is MLI, our affiliate. Under certain circumstances, MLI as our subsidiary and its responsibilities as Calculation Agent for the PROCEEDS could give rise to conflicts of interest. MLI is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, because we control MLI, potential conflicts of interest could arise.

We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligations in connection with the PROCEEDS. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

In addition to the compensation paid at the time of the original sale of the PROCEEDS, MLPF&S will pay an additional amount on each anniversary of the Pricing Date in 2006 through 2009 to brokers whose clients purchased the units in the initial distribution and who continue to hold their PROCEEDS. This additional amount will accrue at a rate of .5% per unit for each day that hypothetical funds are allocated to Basket Units based on the amount payable on the maturity date of the PROCEEDS calculated as if the applicable anniversary of the Pricing Date is the maturity date and the Ending Value is equal to the closing level of the Reference Index on that date. Also, MLPF&S may from time to time pay additional amounts to brokers whose clients purchased PROCEEDS in the secondary market and continue to hold those PROCEEDS. As a result of these payments your broker may receive a financial benefit if you are retaining your investment in the PROCEEDS.

The level of the Reference Index on the Valuation Date must be more than 3.1% higher than the Starting Value for you to receive a Supplemental Redemption Amount on the maturity date

The Starting Value will be 97. As a result, the level of the Reference Index must increase by more than 3.1% as of the Valuation Date in order for you to receive a Supplemental Redemption Amount. If the level of the Reference Index declines, or does not increase sufficiently, you will receive only the principal amount of your investment, in addition to any interest payment due, on the maturity date, which could represent a significant loss of opportunity to otherwise profit from the amount invested in the PROCEEDS.

The interest payable on the PROCEEDS, if any, will vary

The interest payments, if any, on the PROCEEDS will depend on the Basket Unit Income held in the Reference Index over each monthly calculation period and the level of the Reference Index at the end of that period. If the level of the Reference Index (less any Basket Unit Income) falls below certain thresholds relative to the Floor Level described in this prospectus supplement during any monthly calculation period (except the last monthly calculation period before the maturity date), you will not receive any interest payment for that monthly calculation period and, in certain circumstances, you will not receive any interest payments for the remaining term of the PROCEEDS. See “Description of the PROCEEDS—Interest” in this prospectus supplement.

The yield on the PROCEEDS may be lower than the yield on other debt securities of comparable maturity

Even if payment on the PROCEEDS on the maturity date exceeds the principal amount of the PROCEEDS, this payment may represent a yield less than the yield you would have earned if you had bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date.

A trading market for the PROCEEDS is not expected to develop

The PROCEEDS will not be listed on any securities exchange and we do not expect a trading market for the PROCEEDS to develop. Although our affiliate MLPF&S has indicated that it expects to bid for PROCEEDS offered for sale to it by holders of the PROCEEDS, it is not required to do so and may cease making those bids at any time. The limited trading market for your PROCEEDS may affect the price that you receive for your PROCEEDS if you do not wish to hold your investment until the maturity date.

Ownership of the PROCEEDS does not entitle you to any rights with respect to any securities tracked by the Index Components

You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the Index Components or the stocks included in any of the Basket Indices.

Changes in our credit ratings may affect the value of the PROCEEDS

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the PROCEEDS. However, because your return on the PROCEEDS is dependent upon factors in addition to our ability to pay our obligations under the PROCEEDS, such as the percentage increase, if any, in the level of the Reference Index on the maturity date, an improvement in our credit ratings will not reduce the other investment risks related to the PROCEEDS.

An investment in the PROCEEDS will have tax consequences

You should consider the tax consequences of investing in the PROCEEDS. See the section entitled “United States Federal Income Taxation” in this prospectus supplement.

RISK FACTORS RELATING TO THE BASKET UNITS

Your return may be affected by factors affecting international securities markets

The Basket Indices are computed by reference to the value of the stocks of companies listed on various U.S., European and Asian exchanges. The return on the PROCEEDS will be affected by factors affecting the value of stocks in these markets. The European and Asian securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies on these markets may affect prices and the volume of trading on those markets. Also, there is generally less publicly available information about European and Asian companies than about companies that are subject to the reporting requirements of U.S. securities regulatory authorities. Additionally, accounting, auditing and financial reporting standards and requirements in Europe and Asia differ from one another and from those applicable to U.S. reporting companies.

The prices and performance of securities of companies in the U.S., Europe and Asia may be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in a country’s government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect international securities markets. Moreover, the relevant European and Asian economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

You must rely on your own evaluation of the merits of an investment linked, in part, to currency exchange rates

In the ordinary course of their businesses, affiliates of ML&Co. from time to time express views on expected movements in currency exchange rates. These views are sometimes communicated to clients who participate in currency exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in currency exchange markets may at any time have significantly different views from those of our affiliates. For reasons such as these, we believe that most investors in currency exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the PROCEEDS, you should investigate the currency exchange markets and not rely on views which may be expressed by our affiliates in the ordinary course of their businesses with respect to future exchange rate movements.

You should make investigations as you deem appropriate as to the merits of an investment linked, in part, to currency exchange rates. Neither the offering of the PROCEEDS nor any views which may from time to time be expressed by our affiliates in the ordinary course of their businesses with respect to future exchange rate movements constitutes a recommendation as to the merits of an investment in the PROCEEDS.

The value of the Basket Indices will be influenced by changes in the exchange rates between the United States dollar and the Index Currencies

The value of any currency, including the Index Currencies, may be affected by complex political and economic factors. The exchange rate of each relevant Index Currency in terms of the United States dollar is at any moment a result of the supply and demand for the two currencies, and changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each Index Currency, including economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in those countries and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries and other countries important to international trade and finance.

Currency exchange rates can either be fixed by sovereign governments or floating. Currency exchange rates of most economically developed nations, including those issuing the European Union euro, the British pound and the Japanese yen, are permitted to fluctuate in value relative to the United States dollar. However, governments sometimes do not allow their currencies to float freely in response to economic forces, as is the case with the Hong Kong dollar. Governments, including those issuing the Index Currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the PROCEEDS is that their liquidity, trading value and Supplemental Redemption Amount could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the PROCEEDS in the event that currency exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Index Currencies, the United States dollar specifically or any other currency.

The United States dollar/Hong Kong dollar exchange rate is currently fixed by Hong Kong government policy

Since 1984, the United States dollar/Hong Kong dollar exchange rate has been maintained by the government of Hong Kong at a rate of approximately $7.80 Hong Kong dollars to $1.00 United States dollar. If this maintenance of the United States dollar/Hong Kong dollar exchange rate continues, price movements in the Hong Kong dollar will not contribute significantly to either an increase or decrease in the value of the Basket Units. However, if the maintenance of this linkage has resulted in its trading at levels that do not fully reflect market forces, a de-linkage of the Hong Kong dollar from the United States dollar, or a change in the official rate of that linkage, could result in a significant movement in the United States dollar/Hong Kong dollar exchange rate. Assuming the value of the Basket Units otherwise remains constant, a decrease in the value of the Hong Kong dollar would result in a decrease in the value of the Index Basket.

Volatility of the markets and foreign currency exchange rates may adversely affect the value of the Basket Units

Movements in the United States dollar equivalent of the levels of the Basket Indices may be volatile from month to month. High volatility of the Basket Units will increase the likelihood of larger allocation changes among the Index Components upon an Allocation Determination Event (as described in the section entitled “The Global Equity PROCEEDS Index—Reallocation of the Hypothetical Funds tracked by the Reference Index—Allocation Determination Events” in this prospectus supplement). A rebalancing may result in reallocation from the Basket Units to the Zero Coupon Bond Units, thus reducing or eliminating the possibility of future increases in the level of the Reference Index. A rebalancing may also result in selling Basket Units at a time when prices for those sales are unfavorable due to prevailing market conditions or currency exchange rates.

There may be delays between the determination of an Allocation Determination Event and reallocation of hypothetical funds which could affect the level of the Reference Index

The Calculation Agent will determine whether an Allocation Determination Event has occurred and, if so, the Targeted Exposure at the beginning of a Business Day based on the values of the Reference Index, the Basket Units and the Cushion at the close of business on the previous Business Day, but any necessary reallocation will be effected at the close of business on the Business Day on which the occurrence of the Allocation Determination Event is determined. As a result:

•	the Calculation Agent may determine that an Allocation Determination Event has occurred even if the values of the Reference Index, the Index Basket and the Floor Level at the time the reallocation is effected would not result in an Allocation Determination Event;

•	the Reference Index will not participate in as fully any appreciation of the Basket Units that occurs between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if a reallocation were effected immediately following determination of the Targeted Exposure; and

•	the Calculation Agent may effect a greater or lesser allocation to the Basket Units than otherwise would be required if the occurrence of an Allocation Determination Event were determined by the Calculation Agent at the end of that Business Day.

The valuation of hypothetical call options for purposes of determining the occurrence of an Allocation Determination Event will be different than the valuation of hypothetical call options for purposes of effecting a reallocation

For purposes of determining the occurrence of an Allocation Determination Event, the value of hypothetical call options in the Index Basket will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). However, reallocations will be effected through:

•	deemed purchases of Basket Units at prices that reflect the value of call options determined using bid-side implied volatility, which will result in Basket Units being purchased at a higher price than will be subsequently reflected in the level of the Reference Index; and

•	deemed sales of Basket Units at prices that reflect the value of call options determined using offered-side implied volatility, which will result in Basket Units being sold at a price lower than was previously reflected in the level of the Reference Index.

As a result, the level of the Reference Index will be reduced following each reallocation. See “Description of the Index Basket—Hypothetical Call Options—Valuation of Call Options” in this prospectus supplement.

The appreciation of the Index Basket will be capped due to the “covered call” strategy

Because the exercise price of each hypothetical call option limits the portion of any appreciation in the value of each Basket Index to the amount by which the exercise price exceeds the price of the Basket Index at the time the call option is priced, the Index Basket will not participate as fully in the appreciation of the Basket Indices as would a direct investment in the Basket Indices. If the level of a Basket Index increases by an amount greater than the amount by which the exercise price exceeds the price of that Basket Index at the time the call option is priced, the value of the Index Basket will be less than it would be if it reflected a direct investment in that Basket Index.

The use of Basket Unit Income to make interest payments will reduce the value of the Basket Units at the end of each monthly calculation period and may cause an Allocation Determination Event

The value of Basket Unit Income will be removed from the value of the Index Basket on the last day of each monthly calculation period. The deduction of the value of the Basket Unit Income will reduce the value of the Basket Units and may cause an Allocation Determination Event in which the allocation of the hypothetical funds to the Basket Units is reduced, even if the levels of the Basket Indices have not fallen. This Allocation Determination Event may reduce the allocation of the Reference Index to the Basket Units, possibly to zero, in which case it would remain at zero for the remaining term of the PROCEEDS. See “—Risk Factors Relating to the PROCEEDS and the Reference Index—Less than 100%, and possibly none, of the hypothetical funds may be allocated to the Basket Units” above.

The ability of the Calculation Agent to effect a reallocation upon a 10% decline in the level of any Basket Index may not prevent significant losses in the value of the Basket Units

If at any time during any Index Business Day the level of any Basket Index declines from its closing level on the previous Index Business Day by 10% or more, the Calculation Agent, as soon as reasonably practicable, will determine the Targeted Exposure and reallocate among the Index Components so that the percentage of the Reference Index hypothetically invested in the Basket Units is as close as is reasonably practicable to the Targeted Exposure. However, the ability of the Calculation Agent to effect this reallocation may not prevent losses in the value of the Basket Units because of potential delays in effecting the reallocation pursuant to the formula under the market conditions at that time.

The use of leverage may increase the risk of loss in the value of the Basket Units

If the Index Components include Leverage Units, your PROCEEDS will be exposed to a greater degree of leverage than that represented by Basket Units alone. Accordingly, a small downward movement in the value of the Basket Units may result in a significantly larger reduction in the Reference Index.

DESCRIPTION OF THE PROCEEDS

ML&Co. will issue the PROCEEDS as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. The PROCEEDS will mature on February     , 2010.

The PROCEEDS will not be subject to redemption by ML&Co. or at the option of any holder of the PROCEEDS before the maturity date. If an Event of Default occurs with respect to the PROCEEDS, holders of the PROCEEDS may accelerate the maturity of the PROCEEDS, as described under “—Events of Default and Acceleration” in this prospectus supplement and “Description of Debt Securities—Events of Default” in the accompanying prospectus.

ML&Co. will issue the PROCEEDS in denominations of whole units, each with a principal amount of $10 per unit. You may transfer the PROCEEDS only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PROCEEDS in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the PROCEEDS. You should refer to the section “Description of the Debt Securities—Depositary” in the accompanying prospectus.

The PROCEEDS will not have the benefit of any sinking fund.

Payment on the maturity date

On the maturity date, a holder of a PROCEEDS will be entitled to receive the principal amount, in addition to any interest payment due, of that PROCEEDS plus a Supplemental Redemption Amount, if any, all as provided below. If the Ending Value does not exceed the Threshold Value, a holder will be entitled to receive only the principal amount, in addition to any interest payment due, of the PROCEEDS.

The “Supplemental Redemption Amount” for a PROCEEDS will be denominated in United States dollars, will be determined by the Calculation Agent and will equal:

principal amount of each PROCEEDS ($10 per unit) x	(	Ending Value-Threshold Value	)

Threshold Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

The “Ending Value” will be determined by the Calculation Agent and will equal the closing level of the Reference Index determined on the Valuation Date.

The “Threshold Value” equals 100.

The “Starting Value” will be set to 97 on the date the PROCEEDS are priced for initial sale to the public (the “Pricing Date”).

The “Valuation Date” will be the seventh scheduled Global Business Day before the maturity date, or if that day is not a Global Business Day, the next Global Business Day; provided, however, that if no Global Business Days occur between the seventh scheduled Global Business Day before the maturity date and the second scheduled Global Business Day before the maturity date, the Valuation Date will be the second scheduled Global Business Day before to the maturity date, regardless of the occurrence of a Market Disruption Event.

A “Global Business Day” means any day which is an Index Business Day for all five Basket Indices.

An “Index Business Day” means, for each Basket Index, a day on which that Basket Index or successor index is calculated and published.

Because the Starting Value will be 97, which is less than the Threshold Value, we will pay you a Supplemental Redemption Amount only if the Ending Value is 3.1% greater than the Starting Value on the Valuation Date. If the Ending Value is less than or equal to the Threshold Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your PROCEEDS, in addition to any interest payment due, regardless of whether any Supplemental Redemption Amount is payable.

Interest

The interest payable on the PROCEEDS will vary and may be zero. We expect to pay interest, if any, in cash monthly on the third Banking Business Day following each Commencement Date and on the maturity date. A “Commencement Date” is the Global Business Day following the Interest Determination Date for each month, beginning March     , 2005. An “Interest Determination Date” for any month is the last Global Business Day of that month; provided, however, that if the next succeeding day that is a Monday, Tuesday, Wednesday, Thursday or Friday is not a scheduled Global Business Day, the Interest Determination Date for that month will be the first Global Business Day of the following month from which the next succeeding day that is a Monday, Tuesday, Wednesday, Thursday or Friday is a scheduled Global Business Day. If an interest payment date falls on a day that is not a Banking Business Day, the interest payment, if any, to be made on that interest payment date will be made on the next succeeding Banking Business Day with the same force and effect as if made on that interest payment date, and no additional interest will be paid as a result of the delayed payment. A “Banking Business Day” means any day other than a Saturday or Sunday, that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

The interest payments, if any, on the PROCEEDS will depend on the income, if any, deemed to be derived from the Basket Units held in the Reference Index over each monthly calculation period, and the level of the Reference Index at the end of that period as described in the next paragraph. This hypothetical income from the Basket Units (the “Basket Unit Income”) will be determined on the Interest Determination Date for that monthly calculation period and will be based on the United States dollar value of the cash dividends in respect of the stocks included in each of the Basket Indices and the value of premiums in respect of call options on the Basket Indices. See “Description of the Index Basket—Calculation of the Value of the Index Basket” in this prospectus supplement. The Zero Coupon Bond Units and the Leverage Units will not produce hypothetical income for purposes of the interest payments on the PROCEEDS.

The interest payment on the PROCEEDS, if any, for any monthly calculation period will be based on figures determined on the Interest Determination Date and will equal:

Number of Basket Units x Adjusted Monthly Income

provided the Calculation Agent determines that the level of the Reference Index (less any Basket Unit Income) is greater than 105% of the Floor Level at the close of business on the Interest Determination Date of any monthly calculation period, except the last monthly calculation period before the maturity date, for which any interest payment will be paid in addition to the Supplemental Redemption Amount. For a description of how the Adjusted Monthly Income is calculated, see “Description of the Index Basket—Calculation of the Value of the Index Basket” in this prospectus supplement.

Interest will be calculated from, and including, each Commencement Date to, but excluding, the next Commencement Date, provided that the initial monthly calculation period will commence on, and include, February     , 2005 and the final monthly calculation period will extend to, and include, the Valuation Date. No interest will accrue on the PROCEEDS after the Valuation Date. The interest payment date related to any monthly calculation period with respect to which interest is paid will be the interest payment date following the Interest Determination Date of the applicable monthly calculation period or, with respect to the final monthly calculation period, the stated maturity date. The Calculation Agent will notify the indenture trustee of the amount of interest payable on or before the second Banking Business Day immediately following the Interest

Determination Date of the applicable monthly calculation period. Interest will be payable to the persons in whose names the PROCEEDS are registered at the close of business on the Commencement Date.

As described above, the interest, if any, on the PROCEEDS will depend on the allocation of the hypothetical funds to the Basket Units and on the Basket Unit Income. However, if at the close of business on the Interest Determination Date of any monthly calculation period (except the last monthly calculation period before the maturity date), the Calculation Agent determines that the level of the Reference Index (less any Basket Unit Income) is less than 105% of the Floor Level, the Basket Unit Income relating to that monthly calculation period will be deemed invested in the Basket Units at the close of business on the next Commencement Date (by increasing the number of Basket Units included in the Reference Index) and no interest will be payable on the PROCEEDS on the interest payment date relating to that monthly calculation period. See “The Global Equity PROCEEDS Index—Calculation of The Reference Index—Reinvestment of the Basket Unit Income” in this prospectus supplement.

If the amount allocated to the Basket Units is zero at any time during the term of the PROCEEDS (either following a Allocation Determination Event or a Defeasance Event), it will remain zero for the remaining term of the PROCEEDS and no interest will be paid for the remaining term of the PROCEEDS. See “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—Less than 100%, and possibly none, of the hypothetical funds may be allocated to the Basket Units” in this prospectus supplement.

Adjustments to the Reference Index; Market Disruption Events

If the value (including a closing value) of any component of the Reference Index is unavailable on any Business Day because of a Market Disruption Event or otherwise, unless deferred by the Calculation Agent as described below, the Calculation Agent will determine the value of each Index Component for which no value is available as follows:

•	the level of any Basket Index for which no level is available will be the arithmetic mean, as determined by the Calculation Agent, of the level of that Basket Index obtained from as many dealers in equity securities (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that level available to the Calculation Agent;

•	the value of any hypothetical call option related to a Basket Index for which no value is available will be the arithmetic mean, as determined by the Calculation Agent, of the value of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent;

•	the value of the Zero Coupon Bond Units will be the arithmetic mean, as determined by the Calculation Agent, of the value of the hypothetical bond tracked by the Zero Coupon Bond Units obtained from as many dealers in fixed-income securities (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent; or

•	the value, if any, of the Leverage Units will be calculated as described in the section entitled “The Global Equity PROCEEDS Index” in this prospectus supplement.

The Calculation Agent will use the value of the Basket Indices and the related hypothetical call options to determine the value of the Basket Units. The Calculation Agent will then calculate the level of the Reference Index and, if earlier than the Valuation Date, will determine whether an Allocation Determination Event has occurred. If the Calculation Agent determines that an Allocation Determination Event has occurred, it will reallocate the hypothetical funds tracked by the Reference Index as described in the section entitled “The Global Equity PROCEEDS Index—Reallocation of the Hypothetical Funds tracked by the Reference Index” in this prospectus supplement.

The determination of any of the above values or of an Allocation Determination Event by the Calculation Agent in the event any of those values is unavailable may be deferred by the Calculation Agent for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this period, the Calculation Agent will determine the relevant values in consultation with ML&Co. No reallocation of the level of the Reference Index will occur on any day the determination of any of the above values is so deferred.

A “Business Day” means any day on which the New York Stock Exchange (the “NYSE”), the American Stock Exchange (the “AMEX”) and The Nasdaq Stock Market (the “Nasdaq”) are open for trading.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise a Basket Index or any successor index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to a Basket Index or any successor index.

For the purpose of the above definition:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a limitation on trading imposed during the course of a day by reason of movements in price otherwise exceeding levels permitted by the relevant exchange will constitute a Market Disruption Event;

(3)	a decision to permanently discontinue trading in the relevant futures or option contracts related to the applicable Basket Index, or any successor index, will not constitute a Market Disruption Event;

(4)	a suspension in trading in a futures or option contract on the applicable Basket Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in futures or option contracts related to that Basket Index; and

(5)	an absence of trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances.

The occurrence of a Market Disruption Event could affect the calculation of the payment on the maturity date you may receive. See “—Payment on the maturity date” in this prospectus supplement.

All determinations made by the Calculation Agent are required to be made in good faith and in a commercially reasonable manner and, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the PROCEEDS.

Events of Default and Acceleration

In case an Event of Default (as described under “Description of Debt Securities—Events of Default” in the accompanying prospectus) with respect to any PROCEEDS has occurred and is continuing, the amount payable to a holder of a PROCEEDS upon any acceleration permitted by the PROCEEDS, with respect to each PROCEEDS, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated as though the date of acceleration were the stated maturity date of the PROCEEDS, provided, however, the Index Adjustment Factor will be applied to the values used to calculate the Supplemental Redemption Amount as if the PROCEEDS had not been accelerated and had remained outstanding to the stated maturity date. See “—Payment on the maturity date” in this prospectus supplement. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the holder of a PROCEEDS may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the PROCEEDS plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the stated maturity date of the PROCEEDS.

In case of default in payment of the PROCEEDS, whether at the stated maturity date or upon acceleration, from and after that date the PROCEEDS will bear interest, payable upon demand of their holders, at the rate of         % per annum, to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the PROCEEDS to the date payment of that amount has been made or duly provided for.

FEES, DEDUCTIONS AND CHARGES

The level of the Reference Index will reflect the deduction of the following costs over the term of the PROCEEDS, which will reduce the Supplemental Redemption Amount:

Index Adjustment Factor.    1.15% per annum of the daily closing level of the Reference Index (the “Index Adjustment Factor”) will accrue daily on the basis of a 365-day year and will be deducted from the level of the Reference Index accrual from the date the PROCEEDS are issued to the public through the Valuation Date and will accrue to the benefit of the Calculation Agent. The Index Adjustment Factor will remain at 1.15% per annum for so long as any hypothetical funds are allocated to Basket Units. If at any time the allocation of hypothetical funds to the Basket Units is zero, the Index Adjustment Factor will not apply.

Daily Leverage Charge.    To the extent that the hypothetical investment in the Basket Units is leveraged (i.e., increased with hypothetical borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the interest expense deemed to have been incurred on those borrowed funds (the “Daily Leverage Charge”). The Daily Leverage Charge will equal the number of Leverage Units outstanding on the applicable day multiplied by Federal Funds rate on the applicable day plus .5%, divided by 360. This deemed interest expense will reduce the level of the Reference Index on each day that the Reference Index includes Leverage Units.

“Federal Funds rate” means:

(1)	the rate on any day for United States dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Bloomberg or any successor service on page FEDL or any other page as may replace page FEDL on that service (“Bloomberg Page FEDL”); or

(2)	if the rate referred to in clause (1) does not appear on Bloomberg Page FEDL or is not published by 3:00 P.M., New York City time, on the relevant date, the rate on that date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”; or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the relevant date, the rate on that date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include MLPF&S or its affiliates, selected by the Calculation Agent as of 9:00 A.M., New York City time, on that date; or

(4)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds rate in effect on that date.

Implicit Sales Charge.    An implicit sales charge is paid to MLPF&S upon the purchase of the PROCEEDS because the Starting Value equals 97, while the Threshold Value equals 100. In order for you to receive a Supplemental Redemption Amount on the maturity date, the Ending Value must exceed the Threshold Value on the Valuation Date. Therefore, the level of the Reference Index must increase by more than 3.1% for you to receive an amount in excess of $10 per unit of the PROCEEDS. This is analogous to paying an up front sales charge of 3% per unit of the PROCEEDS.

Basket Adjustment Factor.    The Calculation Agent will deduct the “Basket Adjustment Factor” from the closing value of the Index Basket, thereby reducing the value of the Basket Units. Because the level of the Reference Index is based in part on the value of the Basket Units, the Basket Adjustment Factor will reduce the level of the Reference Index. The Basket Adjustment Factor will equal a pro rata amount equal to 1.0% per annum of the daily value of the Index Basket at the end of the previous day accrued daily on the basis of a 365-day year and will be subtracted from the Basket Unit Income at the end of each day prior to effecting any reallocation that day; provided, however, the value of the Basket Adjustment Factor for any monthly calculation period will not exceed the value of the Basket Unit Income for that monthly calculation period. The hypothetical value of the Basket Adjustment Factor will accrue to the benefit of the Calculation Agent. Because the Basket Adjustment Factor reduces the value of the Index Basket, the return on an investment in the “covered call” strategy represented by the Index Basket, and therefore the Reference Index and the PROCEEDS, will be less than a return on a “covered call” strategy on the Index Basket that did not include the Basket Adjustment Factor.

THE GLOBAL EQUITY PROCEEDS INDEX

The Global Equity PROCEEDS Index is a composite index that will track the performance of hypothetical investments in two assets, the Basket Units and the Zero Coupon Bond Units, and one liability, the Leverage Units. Provided that a Defeasance Event does not occur, the amount of hypothetical funds allocated to each of the Index Components is expected to vary over the term of the PROCEEDS. The Calculation Agent will adjust the allocations systematically using the Reference Index formula, which is described below under “—Reallocation of the Hypothetical Funds tracked by the Reference Index”, that systematically shifts hypothetical funds among the Index Components based on the performance of the Basket Units (including as a result of any change in the value of the United States dollar relative to the other Index Currencies), prevailing interest rates and market conditions. The formula will cause the allocations of hypothetical funds to vary over the term of the PROCEEDS in order to participate in any appreciation of the Basket Units, but only to the extent consistent with the objective that the Reference Index level is at least 100 on the scheduled Valuation Date. As a result, the performance of the Reference Index may differ significantly from the performance of each of the Index Components.

The Index Components are defined as follows:

Each “Basket Unit” will track the value of an initial US$100 hypothetical investment in the Index Basket. The “Index Basket” is a hypothetical investment in a “covered call” strategy in which (i) an investment in United States dollars in each of the indices in the Index Basket (the “Basket Indices”) is purchased and (ii) call options on the Basket Indices are sold in United States dollars on a monthly basis for a one month term. The Basket Indices will be the Dow Jones EURO STOXX 50 Index, which is denominated in European Union euros, the FTSE 100 Index, which is denominated in British pounds, the Hang Seng Index, which is denominated in Hong Kong dollars, the Nikkei 225 Index, which is denominated in Japanese yen, and the S&P 500 Index, which is denominated in United States dollars. The currency in which each Basket Index is denominated is referred to herein as an “Index Currency”. The Basket Indices will initially be equally weighted based upon the United States dollar equivalent of their respective levels and will be rebalanced annually as described in this prospectus supplement. The Basket Indices are described in the section entitled “Description of the Index Basket—Determination of the Basket Indices”.

Each “Zero Coupon Bond Unit” will track the value of a US$100 face value hypothetical investment in a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon rate based upon USD swap rates as published on Bloomberg Page EDS. The applicable zero coupon rate will be estimated from the USD swap rate yields corresponding to the published maturities closest in time to the scheduled Valuation Date. The Calculation Agent may, when necessary, estimate the applicable zero coupon rate by interpolating the appropriate USD swap rate yields based on those published maturities. The Zero Coupon Bond Units will bear no interest after the scheduled Valuation Date.

Each “Leverage Unit” will track the value of US$1 of hypothetical borrowings used to increase the exposure to the Basket Units. To the extent that exposure to the Basket Units is leveraged (i.e., increased with borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the Daily Leverage Charge. The Daily Leverage Charge will reduce the level of the Reference Index.

Please note that an investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in the securities included in the Reference Index.

We anticipate that the initial allocations of hypothetical funds to the Index Components as set on the Pricing Date will be between 60% and 80% in Basket Units, between 20% and 40% in Zero Coupon Bond Units and 0% in Leverage Units. We expect the allocations among the Index Components to change upon an Allocation Determination Event, as described below. The formula will not allocate more than 150% of the hypothetical funds to the Basket Units. The relative allocations among each Index Component will be determined by the formula described herein and calculated by the Calculation Agent.

Defeasance Events

A “Defeasance Event” will have been deemed to have occurred if the Cushion is less than 1% on any Business Day. Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS. This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

If, at the time of a Defeasance Event, the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is greater than the Floor Level, then that excess amount will be allocated in Zero Coupon Bond Units and the Reference Index will track the value of one Zero Coupon Bond Unit plus this additional excess amount for the remaining term of the PROCEEDS. If the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is equal to or less than the Floor Level, then the Reference Index will track the value of one Zero Coupon Bond Unit for the remaining term of the PROCEEDS.

Because the amount of the interest payments on the PROCEEDS will depend on the performance of the Basket Units in the Reference Index, no interest will be paid for the remaining term of the PROCEEDS after the occurrence of a Defeasance Event. In addition, the Reference Index will not participate in any subsequent increase in the value of the Basket Units and your payment on the maturity date will be limited to the $10 principal amount per unit (except as described in the first sentence of the immediately preceding paragraph).

Calculation of the Reference Index

The daily closing values of the Reference Index, the Basket Units and the Zero Coupon Bond Units will be published on each Business Day on Reuters Page MEREDUS15 (or any successor page for the purpose of displaying those closing values as identified by the Calculation Agent) and will be the respective values determined as of approximately 4:00 p.m. (New York City time) on any Business Day.

The level of the Reference Index and the daily closing values of each of the Index Components will be calculated by the Calculation Agent. The level of the Reference Index will be set to 97 on the Pricing Date, with between 60% and 80% of the hypothetical funds allocated to the Basket Units, between 20% and 40% of the hypothetical funds allocated to the Zero Coupon Bond Units and 0% of the hypothetical funds allocated to the Leverage Units. Thereafter, the level of the Reference Index on any Business Day will equal the sum of closing value of the Basket Units in the Reference Index and the value of the Zero Coupon Bond Units in the Reference Index, less the value of Leverage Units representing hypothetical borrowed funds outstanding and reduced by a pro rata portion of the Index Adjustment Factor.

In addition, the level of the Reference Index will include the value of the Basket Unit Income, if any, if that income is to be hypothetically reinvested in the Basket Units at the close of business on the Commencement Date of the next monthly calculation period, as described below under “—Reinvestment of the Basket Unit Income”.

The level of the Reference Index on any day that is not a Business Day will equal the level of the Reference Index on the previous day minus the Index Adjustment Factor and the Daily Leverage Charge for that day regardless of any changes in the levels of the Basket Indices on that day.

Reinvestment of the Basket Unit Income

At the close of business on the last day of each monthly calculation period (except for the last monthly calculation period before the maturity date) and after effecting any reallocation for that day, the Calculation Agent will determine the Basket Unit Income. If, at that time, the level of the Reference Index (less any Basket Unit Income) is less than 105% of the Floor Level, then the interest payment on the PROCEEDS for that monthly period will be zero. Under these circumstances, the Calculation Agent will be deemed to reinvest the Basket Unit Income at the close of business on the Commencement Date of the next monthly calculation period in additional Basket Units at a price per unit that does not include that Basket Unit Income (calculated as described under “Description of the Index Basket—Calculation of the Index Basket”).

Reallocation of the hypothetical funds tracked by the Reference Index

After the Pricing Date, the allocation of the hypothetical funds tracked by the Reference Index to the Basket Units and the Zero Coupon Bond Units will be modified if an Allocation Determination Event occurs. Reallocations of the hypothetical funds are designed to allow participation in any appreciation in the value of the Basket Units, but only to the extent consistent with the objective that the level of the Reference Index is at least 100 on the scheduled Valuation Date and will be effected through the hypothetical purchase and sale of Basket Units and Zero Coupon Bond Units. Reallocations of the hypothetical funds may involve the hypothetical purchase and sale of fractional Basket Units and fractional Zero Coupon Bond Units.

Allocation Determination Events

An “Allocation Determination Event” will occur and a reallocation will be effected if the absolute value of the difference in (i) the closing value of the Basket Units in the Reference Index divided by the closing level of the Reference Index on any Business Day and (ii) the Targeted Exposure is greater than 5% of the Targeted Exposure. In general, the Targeted Exposure may increase following increases in the value of the Basket Units or decreases in the Floor Level (due to interest rate increases). Using Leverage Units, the Targeted Exposure may equal up to 150% (the “Maximum Leverage”). In general, the Targeted Exposure may decrease following decreases in the value of the Index Basket or increases in the Floor Level (due to interest rate decreases).

The target allocation of hypothetical funds tracked by the Reference Index to the Basket Units (the “Targeted Exposure”) upon the occurrence of an Allocation Determination Event will depend on the last available closing level of the Reference Index (the “Last Value”), the Floor Level and the Trading Multiple, and is subject to the Maximum Leverage.

The Targeted Exposure will equal:

Cushion x Trading Multiple,

provided, the Targeted Exposure will not exceed 150%.

The “Cushion” equals: (Last Value minus the Floor Level)/Last Value; provided, however, that in no instance will the Cushion be less than zero.

The “Floor Level” for any date will equal the value of a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon rate based upon USD swap rates, plus the Fee Protection Factor, if any.

The “Trading Multiple” is set at 5.0.

The “Fee Protection Factor” will increase the Floor Level when the then current value of the Zero Coupon Bond Units (“ZCBU Value”) equals 90% or more of the Last Value. In that case, the Floor Level will be increased upon the occurrence of an Allocation Determination Event by an amount equal to:

.20 x the number of years to the maturity date x Zero Coupon Bond Unit Contribution where the number of years to the maturity date allows for fractional years and the “Zero Coupon Bond Unit Contribution” equals:

(10% –	(	Last Value – ZCBU Value	))	÷ 9%

Last Value

provided, however, that in no instance will the Zero Coupon Bond Unit Contribution be less than zero or greater than one. Upon the occurrence of a Defeasance Event where the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is greater than the Floor Level, the Zero Coupon Bond Unit Contribution will equal one.

The effect of the Fee Protection Factor is to decrease the Targeted Exposure when the level of the Reference Index is equal to or less than 10% greater than the value of the Zero Coupon Bond Units upon the occurrence of an Allocation Determination Event. This, in turn, will increase the allocation of hypothetical funds to the Zero Coupon Bond Units so that the level of the Reference Index should equal at least 100 on the scheduled Valuation Date, inclusive of all fees, deductions and charges described under “Fees, Deductions and Charges” in this prospectus supplement.

The Calculation Agent will determine whether an Allocation Determination Event has occurred at the beginning of each Business Day up to and including the Valuation Date. For purposes of determining an Allocation Determination Event, the value of hypothetical call options in the Index Basket will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). See “Description of the Index Basket—Hypothetical Call Options—Valuation of Call Options” in this prospectus supplement.

The Calculation Agent may defer the determination of the values of the Basket Units and the Zero Coupon Bond Units for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this deferral period, the Calculation Agent will determine the values of the Basket Units and the Zero Coupon Bond Units. No reallocation of the hypothetical funds tracked by the Reference Index will occur on any day the determination of the value of the Basket Units and the Zero Coupon Bond Units is deferred by the Calculation Agent.

If the Calculation Agent determines that an Allocation Determination Event has occurred, the Calculation Agent will determine the Targeted Exposure, or the percentage of the hypothetical funds that must be allocated to the Basket Units pursuant to the formula. The Targeted Exposure will be determined on the basis of values at the close of business on the previous Business Day. At the close of business on the Business Day on which an Allocation Determination Event has occurred, the Calculation Agent will reallocate the hypothetical funds.

The Targeted Exposure cannot be greater than 150% or less than 0%. If the Targeted Exposure is greater than 100%, the hypothetical borrowed funds necessary to make the hypothetical investment in the Basket Units in excess of 100% of the level of the Reference Index will be obtained through the allocation to the Leverage Units.

Reallocation procedures

Reallocations may involve hypothetical sales and purchases of Basket Units and Zero Coupon Bond Units. The number of Basket Units to be hypothetically sold or purchased will be determined by the Calculation

Agent at the beginning of each Business Day on which the Calculation Agent has determined that an Allocation Determination Event has occurred. However, those hypothetical sales or purchases will be effected at the values (as determined by the Calculation Agent) of Basket Units and Zero Coupon Bond Units at the close of business on the date of reallocation. Any reallocation on the Interest Determination Date of any monthly calculation period will be effected through the hypothetical purchase or sale of Basket Units at a price that includes the Basket Unit Income for that monthly calculation period. Hypothetical purchases of Basket Units will be made at prices that reflect the value of call options determined using bid-side implied volatility and hypothetical sales of Basket Units will be made at prices that reflect the value of call options determined using offered-side implied volatility. See “Risk Factors—Risk Factors Relating to the Basket Units—The valuation of hypothetical call options for purposes of determining the occurrence of an Allocation Determination Event for purposes of effecting a reallocation” and “Description of the Index Basket—Hypothetical Call Options—Valuation of Hypothetical Call Options” in this prospectus supplement.

If the reallocation results in an increased percentage of hypothetical funds tracked by the Reference Index allocated to the Basket Units, the reallocation will involve the hypothetical sale of Zero Coupon Bond Units and the hypothetical purchase of Basket Units with the hypothetical proceeds of the sale. Any purchase of Basket Units that cannot be effected through the sale of Zero Coupon Bond Units will be effected using the Leverage Units. The Leverage Units will be increased by the amount necessary to purchase the Basket Units, subject to the Maximum Leverage.

The hypothetical sale of Zero Coupon Bond Units will be made at prices that reflect the value of zero coupon bonds determined using relevant offered-side swap rates. The hypothetical purchase of Zero Coupon Bond Units will be made at prices that reflect the value of zero coupon bonds determined using relevant bid-side swap rates.

If the reallocation results in a decreased percentage of hypothetical funds tracked by the Reference Index allocated to the Basket Units, the reallocation will involve the hypothetical sale of Basket Units. The hypothetical proceeds of this sale will be used first to reduce any allocation to the Leverage Units to zero and then to make hypothetical purchases of Zero Coupon Bond Units.

The number of Basket Units and Zero Coupon Bond Units in the Reference Index will then be adjusted to reflect the units hypothetically sold or purchased as a result of the reallocation.

The Calculation Agent will determine whether an Allocation Determination Event has occurred and, if so, the Targeted Exposure based on the values of the Reference Index, the Basket Units and the Floor Level at the close of business on the previous Business Day and any necessary reallocation will be effected at the close of business on the Business Day on which the occurrence of the Allocation Determination Event is determined. As a result:

•	the Calculation Agent may determine that an Allocation Determination Event has occurred even if the values of the Reference Index, the Index Basket and the Floor Level at the time the reallocation is effected would not result in an Allocation Determination Event;

•	the Reference Index may not participate as fully in any appreciation of the Basket Units that occurs between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if the reallocation were effected immediately following determination of the Targeted Exposure; and

•	the Calculation Agent may effect a greater or lesser allocation to the Basket Units than otherwise would be required if the occurrence of an Allocation Determination Event were determined by the Calculation Agent at the end of that Business Day.

See “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—There may be delays between the determination of an Allocation Determination Event and reallocation of hypothetical funds which could affect the level of the Reference Index” in this prospectus supplement.

Reallocation upon the occurrence of Defeasance Events

Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS, even if at the close of business on that Business Day the value of the Cushion is greater than 1%.

If the amount allocated to the Basket Units falls to zero at any time, it will remain zero for the remaining term of the PROCEEDS and the reallocation procedures described in this section will no longer apply. If the value of the Basket Units subsequently increases, the Reference Index will not participate in that increase. See “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—The performance of the Basket Units may exceed the performance of the Reference Index” in this prospectus supplement.

Reallocation following a 10% decline in the level of any Basket Index

If at any time during any Index Business Day the level of any Basket Index has declined from its closing level on the previous Index Business Day by 10% or more, the Calculation Agent, as soon as reasonably practicable, will determine the Targeted Exposure and reallocate the hypothetical funds tracked by the Reference Index at the close of business the following Business Day so that the percentage of hypothetical funds invested in the Basket Units is as close as is reasonably practicable to the Targeted Exposure, as described under “—Reallocation of the Hypothetical Funds tracked by the Reference Index” above. This reallocation will be effected even if an Allocation Determination Event has not occurred and, if an Allocation Determination Event was determined to have occurred at the beginning of that Business Day, the reallocation of hypothetical funds determined in connection with that Allocation Determination Event will be disregarded.

Allocation Determination Events—Hypothetical Examples

The following are seven hypothetical examples of the effects of Allocation Determination Events. These hypothetical examples assume that: (i) purchases and sales of Basket Units to effect reallocations are at prices that reflect the value of hypothetical call options determined using mid-market implied volatility; (ii) the level of the Reference Index does not change between the determination of an Allocation Determination Event and the subsequent reallocation; (iii) the Basket Units have a value of 100; and (iv) the Zero Coupon Bond Units have a value of 86.

EXAMPLE 1: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ENTIRE VALUE OF THE HYPOTHETICAL FUNDS TRACKED BY THE REFERENCE INDEX TO BE ALLOCATED TO THE BASKET UNITS

An Allocation Determination Event requires the entire value of the hypothetical funds tracked by the Reference Index to be allocated to the Basket Units, but without using the Leverage Units.

Before Reallocation:

Level of the Reference Index: 107.50

Floor Level: 86.00

Cushion: approximately 20%

Amount Allocated to Basket Units: 75.00

Amount Allocated to Zero Coupon Bond Units: 32.50

Amount Allocated to Leverage Units: 0.00

After Reallocation:

Level of the Reference Index: 107.50

Floor Level: 86.00

Targeted Exposure: 100%

Amount Allocated to Basket Units: 107.50

Amount Allocated to Zero Coupon Bond Units: 0.00

Amount Allocated to Leverage Units: 0.00

EXAMPLE 2: AN ALLOCATION DETERMINATION EVENT REQUIRES THE USE OF THE LEVERAGE UNITS TO INCREASE THE ALLOCATION TO THE BASKET UNITS TO GREATER THAN 100% OF THE VALUE OF THE HYPOTHETICAL FUNDS

An Allocation Determination Event requires reallocation of more than the entire value of the hypothetical funds tracked by the Reference Index to the Basket Units. Because the Targeted Exposure is greater than 100%, the Leverage Units must be used.

Before Reallocation:

Level of the Reference Index: 110.00

Floor Level: 86.00

Cushion: approximately 21.82%

Amount Allocated to Basket Units: 86.00

Amount Allocated to Zero Coupon Bond Units: 24.00

Amount Allocated to Leverage Units: 0.00

After Reallocation:

Level of the Reference Index: 110.00

Floor Level: 86.00

Targeted Exposure: approximately 109.09%

Amount Allocated to Basket Units: 120.00

Amount Allocated to Zero Coupon Bond Units: 0.00

Amount Allocated to Leverage Units: 10.00

EXAMPLE 3: AN ALLOCATION DETERMINATION EVENT REQUIRES THE USE OF THE LEVERAGE UNITS TO INCREASE THE ALLOCATION TO THE BASKET UNITS TO 150% OF THE VALUE OF THE HYPOTHETICAL FUNDS

An Allocation Determination Event requires allocation of more than the entire value of the hypothetical funds tracked by the Reference Index to the Basket Units. Because the Targeted Exposure is at the maximum of 150%, the maximum amount of the Leverage Units must be used.

Before Reallocation:

Level of the Reference Index: 123.35

Floor Level: 86.00

Cushion: approximately 30.28%

Amount Allocated to Basket Units: 165.00

Amount Allocated to Zero Coupon Bond Units: 0.00

Amount Allocated to Leverage Units: 41.65

After Reallocation:

Level of the Reference Index: 123.35

Floor Level: 86.00

Targeted Exposure: 150.00%

Amount Allocated to Basket Units: 185.03

Amount Allocated to Zero Coupon Bond Units: 0.00

Amount Allocated to Leverage Units: 61.68

EXAMPLE 4: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ALLOCATION TO THE BASKET UNITS TO BE REDUCED AND THE REDUCTION OF THE LEVERAGE UNITS TO ZERO BEFORE INCREASING THE ALLOCATION TO THE ZERO COUPON BOND UNITS

An Allocation Determination Event requires the allocation of the value of the hypothetical funds tracked by the Reference Index to the Basket Units to be reduced. The Leverage Units Amount must be reduced to zero before any reallocation to the Zero Coupon Bond Units can be effected.

Before Reallocation:

Level of the Reference Index: 101.25

Floor Level: 86.00

Cushion: approximately 15.06%

Amount Allocated to Basket Units: 109.50

Amount Allocated to Zero Coupon Bond Units: 0.00

Amount Allocated to Leverage Units: 8.25

After Reallocation:

Level of the Reference Index: 101.25

Floor Level: 86.00

Targeted Exposure: approximately 75.31%

Amount Allocated to Basket Units: 76.25

Amount Allocated to Zero Coupon Bond Units: 25.00

Amount Allocated to Leverage Units: 0.00

EXAMPLE 5: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ALLOCATION TO THE BASKET UNITS TO BE REDUCED

An Allocation Determination Event requires the allocation of the value of the hypothetical funds tracked by the Reference Index to the Basket Units to be reduced.

Before Reallocation:

Level of the Reference Index: 101.25

Floor Level: 86.00

Cushion: approximately 15.06%

Amount Allocated to Basket Units: 90.00

Amount Allocated to Zero Coupon Bond Units: 11.25

Amount Allocated to Leverage Units: 0.00

After Reallocation:

Level of the Reference Index: 101.25

Floor Level: 86.00

Targeted Exposure: approximately 75.31%

Amount Allocated to Basket Units: 76.25

Amount Allocated to Zero Coupon Bond Units: 25.00

Amount Allocated to Leverage Units: 0.00

EXAMPLE 6: A DEFEASANCE EVENT OCCURS, REQUIRING THE ALLOCATION TO THE BASKET UNITS TO BE ZERO AND THE AMOUNT RESULTING FROM THE HYPOTHETICAL SALE OF THE BASKET UNITS ADDED TO THE VALUE OF THE ZERO COUPON BOND UNITS IN THE REFERENCE INDEX IS GREATER THAN THE FLOOR LEVEL

Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units and no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS.

Before Reallocation:

Level of the Reference Index: 86.35

Floor Level: 86.10*

Cushion: 0.41%

Amount Allocated to Basket Units: 4.00

Amount Allocated to Zero Coupon Bond Units: 82.35

Amount Allocated to Leverage Units: 0.00

After Reallocation:

Level of the Reference Index: 86.25

Floor Level: 86.10

Targeted Exposure: 0.00%

Amount Allocated to Basket Units: 0.00

Amount Allocated to Zero Coupon Bond Units: 86.25

Amount Allocated to Leverage Units: 0.00

*	Reflects an increase due to the Fee Protection Factor.

EXAMPLE 7: A DEFEASANCE EVENT OCCURS, REQUIRING THE ALLOCATION TO THE BASKET UNITS TO BE ZERO AND THE AMOUNT RESULTING FROM THE HYPOTHETICAL SALE OF THE BASKET UNITS ADDED TO THE VALUE OF THE ZERO COUPON BOND UNITS IN THE REFERENCE INDEX IS LESS THAN THE FLOOR LEVEL

Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units and no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS.

Before Reallocation:

Level of the Reference Index: 85.50

Floor Level: 86.10*

Cushion: –0.58%

Amount Allocated to Basket Units: 5.00

Amount Allocated to Zero Coupon Bond Units: 80.50

Amount Allocated to Leverage Units: 0.00

After Reallocation:

Level of the Reference Index: 85.40

Floor Level: 86.10

Targeted Exposure: 0.00%

Amount Allocated to Basket Units: 0.00

Amount Allocated to Zero Coupon Bond Units: 86.00

Amount Allocated to Leverage Units: 0.00

*	Reflects an increase due to the Fee Protection Factor.

Hypothetical Historical Data on the Reference Index

The following tables and graphs set forth hypothetical historical levels of the Reference Index, monthly income (expressed in United States dollars per $10 principal amount per unit of PROCEEDS) and the Index Basket price return (excluding dividends) at the end of each month during six different five year periods beginning on the first day of January in 1995, 1996, 1997, 1998, 1999 and 2000. This hypothetical historical information has been calculated as if the Reference Index and each Index Component had existed during that period.

The following hypothetical historical information should not be taken as an indication of the future performance of the Reference Index over the term of the PROCEEDS or future interest payments or the actual total payment on the maturity date on the PROCEEDS.

The following hypothetical historical information has been calculated by the Calculation Agent on the same basis as the Reference Index and the interest payments will be calculated. However, the calculations used to determine the hypothetical historical closing levels of the Reference Index contain assumptions and necessary estimates and approximations that will not be reflected in the calculation of the level of the Reference Index and interest payments over the term of the PROCEEDS. As a result, the following hypothetical historical values of the Reference Index and monthly income may be different than they would be if those assumptions were not made and those estimates and approximations were not necessary to calculate the hypothetical historical values of the Reference Index and monthly income.

The calculations assume that:

•	the Reference Index was created on the first Business Day of each five year period with a level of 97 and the weighting for each Basket Index was set on the previous Business Day;

•	the last Index Business Day of each month was a Global Business Day and the next succeeding Index Business Day was a Global Business Day;

•	the relevant currency exchange rates were equal to those rates as reported on Bloomberg for the relevant day;

•	upon the occurrence of a modification related to any Basket Index, the adjusted price reported on Bloomberg which adjusts for that modification was used to reflect the impact of that modification on that Basket Index as well as the call option related to that Basket Index;

•	the dividends in respect of the stocks included in the S&P 500 Index were equal to those reported by S&P, the dividends in respect of the stocks included in the FTSE 100 Index, the Nikkei 225 Index and the Hang Seng Index were equal to those reported on Bloomberg and the dividends in respect of the stocks included in the Dow Jones EURO STOXX 50 Index were equal to those derived from the comparison of the Dow Jones EURO STOXX (Total Return) Index (index symbol “SX5T”) and the Dow Jones EURO STOXX 50 Index (index symbol “SX5E”), as reported on Bloomberg;

•	the estimates for each monthly calculation period of the dividends to be paid in respect of the stocks included in the Basket Indices used in connection with determining the value of the Basket Index and exercise price for the hypothetical call options for that monthly calculation period were equal to the actual dividends paid on those stocks during that monthly calculation period;

•	the maximum exercise price of any hypothetical call option was 120% of the last price of the related Basket Index as reported on Bloomberg for the day the hypothetical call option was priced;

•	the implied volatilities for each Basket Index were equal to the historical values reported on Bloomberg, except in the case of the implied volatilities for the Dow Jones EURO STOXX 50 Index prior to June 9, 1998, which were derived from the 21-day subsequent realized volatilities; and

•	reallocations between Basket Units and Zero Coupon Bond Units were at mid-volatility or mid-swap rates (rather than at the bid-volatility or bid-swap rates which will be used for hypothetical purchases of Basket Units or Zero Coupon Bond Units, or the offered-volatility or offered-swap rates which will be used for hypothetical sales of Basket Units or Zero Coupon Bond Units, in order to effect a reallocation).

The following hypothetical historical values have not been verified by an independent third party. The volatilities for each Basket Index (other than the S&P 500 Index) were adjusted to reflect the currency exchange rate exposure by adding the difference between the 21-day rolling realized volatility of each Basket Index valued in United States dollars and the 21-day rolling index volatility of the Basket Index valued in the relevant Index Currency. Withholding taxes were ignored in calculating the dividends paid in respect of the stocks included in each of the Basket Indices, except in the case of the net dividends in respect of the stocks included in the Dow Jones EURO STOXX 50 Index as communicated by STOXX Limited (“STOXX”). The options values were calculated using 86.7% of the historical implied mid-volatility available on Bloomberg for the one month comparable listed options and the historical short-term mid-interest rates available on Bloomberg. Swap rates used to calculate the hypothetical historical Zero Coupon Bond Units were taken from Bloomberg. Monthly income represents the hypothetical historical interest paid per $10 principal amount per unit.

	1995			1996			1997
Five Year Period Beginning January 1, 1995	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	91.99	0.09	96.82	106.91	0.08	112.33	105.62	0.09	114.68
February	93.94	0.09	98.56	106.02	0.09	111.86	106.85	0.08	116.13
March	98.37	0.11	102.46	106.62	0.09	112.68	103.68	0.08	113.06
April	99.99	0.10	103.93	108.44	0.11	114.43	105.12	0.08	114.93
May	100.62	0.13	104.78	109.02	0.12	115.25	108.86	0.10	119.24
June	99.62	0.09	104.01	107.87	0.10	114.58	112.22	0.10	122.63
July	103.60	0.10	107.65	103.39	0.09	111.08	116.25	0.11	126.41
August	99.95	0.09	105.05	104.44	0.09	112.48	104.32	0.10	115.52
September	101.70	0.09	106.73	106.84	0.08	114.91	108.07	0.07	120.26
October	100.90	0.09	106.28	107.26	0.09	115.47	99.06	0.06	108.10
November	102.29	0.07	107.74	110.23	0.09	118.41	99.10	0.04	109.01
December	104.85	0.08	110.27	108.04	0.09	116.78	99.15	0.04	109.49

	1998			1999
	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	98.91	0.04	109.02	100.44	0.02	115.57
February	102.55	0.04	117.39	100.07	0.00	114.18
March	103.04	0.06	118.56	101.39	0.02	119.26
April	101.44	0.04	115.64	102.94	0.02	125.00
May	100.04	0.04	112.42	101.41	0.00	118.36
June	100.17	0.04	113.23	102.64	0.02	123.65
July	99.76	0.03	111.98	103.06	0.02	123.86
August	96.55	0.00	99.65	103.40	0.02	125.08
September	97.09	0.00	99.60	103.19	0.00	123.47
October	98.69	0.00	107.15	104.42	0.02	128.59
November	99.51	0.02	112.28	105.85	0.02	133.77
December	100.12	0.02	114.54	107.63	0.02	139.95

	1996			1997			1998
Five Year Period Beginning January 1, 1996	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	98.08	0.08	101.14	97.25	0.08	103.25	92.22	0.04	98.16
February	97.32	0.08	100.72	98.28	0.08	104.56	95.20	0.04	105.70
March	97.90	0.09	101.46	95.52	0.08	101.80	95.66	0.05	106.75
April	99.51	0.11	103.03	96.81	0.08	103.48	94.34	0.04	104.12
May	100.05	0.11	103.77	100.13	0.10	107.36	93.28	0.04	101.22
June	99.06	0.10	103.17	103.13	0.09	110.41	93.39	0.03	101.95
July	95.08	0.09	100.02	106.59	0.10	113.82	93.09	0.03	100.82
August	96.02	0.09	101.28	96.44	0.09	104.01	91.15	0.00	89.73
September	98.16	0.08	103.46	99.74	0.07	108.28	92.24	0.00	89.68
October	98.51	0.08	103.97	92.05	0.05	97.33	93.38	0.00	96.48
November	101.10	0.08	106.61	92.08	0.04	98.15	93.68	0.00	101.10
December	99.33	0.09	105.15	92.21	0.04	98.59	94.11	0.00	103.13

	1999			2000
	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	94.37	0.00	104.06	97.76	0.00	117.78
February	93.60	0.00	102.81	98.50	0.00	120.48
March	94.92	0.00	107.38	99.46	0.00	125.13
April	96.03	0.02	112.55	98.04	0.00	115.12
May	94.66	0.00	106.57	97.77	0.00	111.08
June	95.61	0.00	111.33	98.90	0.00	115.21
July	96.00	0.00	111.52	99.06	0.00	112.32
August	96.22	0.00	112.62	99.65	0.00	114.39
September	96.28	0.00	111.17	99.51	0.00	107.26
October*	97.06	0.00	115.78	99.85	—	104.35
November	98.19	0.02	120.44	100.41	—	99.22
December	99.44	0.02	126.01	100.95	—	101.95

*	A Defeasance Event occurred on October 13, 2000.

	1997			1998			1999
Five Year Period Beginning January 1, 1997	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	96.03	0.10	99.39	88.65	0.04	94.49	90.42	0.02	100.17
February	97.27	0.10	100.65	92.14	0.05	101.74	89.16	0.00	98.97
March	93.72	0.10	97.99	92.62	0.06	102.76	90.62	0.02	103.37
April	95.16	0.10	99.61	90.96	0.05	100.23	91.88	0.02	108.34
May	99.04	0.12	103.35	89.58	0.04	97.44	89.97	0.00	102.59
June	102.50	0.12	106.28	89.63	0.04	98.14	91.05	0.02	107.17
July	106.69	0.13	109.57	89.17	0.04	97.05	91.12	0.02	107.35
August	94.30	0.11	100.12	86.86	0.00	86.37	91.39	0.02	108.41
September	98.10	0.09	104.23	88.30	0.00	86.33	91.58	0.02	107.01
October	88.86	0.07	93.70	89.38	0.00	92.87	92.49	0.02	111.45
November	88.87	0.05	94.48	89.61	0.02	97.32	93.71	0.02	115.94
December	88.85	0.05	94.90	90.09	0.02	99.27	95.11	0.03	121.30

	2000			2001
	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	92.42	0.03	113.38	96.30	—	98.95
February	93.39	0.02	115.97	96.92	—	90.41
March	94.58	0.03	120.45	97.47	—	82.94
April	92.32	0.00	110.82	98.01	—	87.21
May	91.69	0.00	106.93	98.49	—	84.99
June	92.99	0.00	110.90	98.85	—	82.17
July	93.12	0.00	108.12	99.43	—	79.33
August	93.86	0.00	110.12	99.81	—	74.98
September	93.66	0.00	103.25	100.30	—	68.02
October	93.87	0.00	100.45	100.60	—	69.66
November	94.10	0.00	95.52	100.80	—	73.07
December*	95.06	—	98.14	100.97	—	73.12

*	A Defeasance Event occurred on December 26, 2000.

	1998			1999			2000
Five Year Period Beginning January 1, 1998	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	94.61	0.09	99.13	91.71	0.04	105.09	95.52	0.07	118.95
February	102.52	0.10	106.74	90.07	0.04	103.83	97.17	0.06	121.67
March	103.30	0.13	107.81	92.45	0.05	108.45	99.76	0.07	126.37
April	99.54	0.11	105.15	95.27	0.06	113.67	93.07	0.05	116.26
May	95.80	0.09	102.23	91.34	0.00	107.63	90.82	0.03	112.18
June	95.22	0.09	102.96	93.83	0.06	112.43	92.99	0.04	116.35
July	93.76	0.08	101.82	93.68	0.06	112.63	92.07	0.04	113.43
August	86.35	0.05	90.62	94.12	0.06	113.74	93.22	0.03	115.53
September	87.19	0.04	90.57	93.48	0.05	112.27	91.47	0.03	108.33
October	89.37	0.03	97.44	95.84	0.05	116.93	91.04	0.02	105.38
November	90.63	0.05	102.10	98.62	0.06	121.64	90.62	0.00	100.21
December	91.39	0.04	104.15	102.57	0.07	127.26	92.16	0.00	102.97

	2001			2002
	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	93.54	0.00	103.81	98.94	—	72.79
February	92.93	0.00	94.85	99.18	—	72.63
March*	93.00	—	87.01	98.93	—	76.27
April	93.31	—	91.49	99.44	—	75.58
May	93.86	—	89.16	99.69	—	75.71
June	94.11	—	86.20	100.05	—	71.75
July	95.88	—	83.22	100.45	—	65.92
August	96.52	—	78.66	100.60	—	65.45
September	97.91	—	71.36	100.76	—	58.42
October	98.57	—	73.08	100.93	—	61.10
November	98.63	—	76.66	101.09	—	64.23
December	98.78	—	76.71	101.22	—	61.06

*	A Defeasance Event occurred on March 27, 2001.

	1999			2000			2001
Five Year Period Beginning January 1, 1999	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	96.33	0.09	100.02	106.03	0.13	113.21	92.50	0.03	98.80
February	94.71	0.09	98.82	109.26	0.12	115.80	90.32	0.00	90.27
March	98.76	0.10	103.21	115.07	0.12	120.28	89.22	0.00	82.81
April	104.10	0.12	108.18	101.56	0.11	110.65	89.72	0.00	87.08
May	96.90	0.00	102.43	96.16	0.08	106.77	89.66	0.00	84.86
June	101.87	0.12	107.01	99.65	0.09	110.74	89.32	0.00	82.05
July	101.69	0.12	107.19	96.68	0.09	107.96	91.37	0.00	79.21
August*	102.13	0.12	108.25	98.24	0.08	109.95	91.61	—	74.87
September	100.11	0.11	106.86	93.15	0.06	103.10	93.49	—	67.92
October	104.79	0.11	111.28	91.36	0.05	100.30	94.91	—	69.56
November	110.37	0.12	115.77	89.29	0.04	95.37	94.14	—	72.96
December	117.40	0.12	121.12	91.22	0.04	98.00	94.03	—	73.01

	2002			2003
	Reference Index Level	Monthly Index	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	94.28	—	69.28	99.56	—	56.03
February	94.69	—	69.12	99.73	—	55.14
March	93.83	—	72.59	99.92	—	53.62
April	94.95	—	71.93	99.98	—	56.99
May	95.31	—	72.06	100.17	—	59.69
June	96.10	—	68.29	100.29	—	60.70
July	97.94	—	62.74	100.42	—	62.06
August	98.36	—	62.29	100.50	—	63.30
September	98.73	—	55.60	100.60	—	64.23
October	98.98	—	58.16	100.69	—	68.06
November	99.01	—	61.14	100.78	—	68.44
December	99.44	—	58.11	100.89	—	71.24

*	A Defeasance Event occurred on August 31, 2001.

	2000			2001			2002
Five Year Period Beginning January 1, 2000	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	87.79	0.11	93.13	84.01	0.00	81.28	89.25	—	56.99
February	89.70	0.09	95.26	83.36	0.00	74.26	89.95	—	56.87
March	92.97	0.11	98.94	83.13	0.00	68.13	88.66	—	59.72
April	84.66	0.07	91.03	83.10	0.00	71.63	90.26	—	59.17
May	81.60	0.06	87.83	83.14	0.00	69.81	90.77	—	59.28
June*	84.07	0.06	91.10	82.94	—	67.49	91.73	—	56.18
July	82.67	0.06	88.81	85.89	—	65.16	94.70	—	51.61
August	83.98	0.05	90.45	86.66	—	61.59	95.37	—	51.24
September	81.71	0.04	84.82	88.94	—	55.87	96.38	—	45.74
October	80.96	0.03	82.51	90.66	—	57.22	96.62	—	47.84
November	80.50	0.00	78.46	89.25	—	60.02	95.99	—	50.29
December	82.49	0.00	80.62	88.74	—	60.06	97.28	—	47.81

	2003			2004
	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	97.26	—	46.10	99.68	—	59.86
February	97.80	—	45.36	99.88	—	60.46
March	97.98	—	44.11	100.02	—	59.19
April	98.22	—	46.88	99.81	—	57.16
May	98.67	—	49.10	99.82	—	57.45
June	98.76	—	49.94	99.80	—	58.24
July	99.24	—	51.05	100.32	—	56.30
August	99.12	—	52.08	100.44	—	56.62
September	99.41	—	52.84	100.53	—	57.21
October	99.31	—	55.99	100.67	—	58.48
November	99.33	—	56.30	100.84	—	59.93
December	99.58	—	58.61	101.04	—	61.44

*	A Defeasance Event occurred on June 14, 2001.

DESCRIPTION OF THE INDEX BASKET

The “Index Basket” is designed to track the performance of a hypothetical investment in a portfolio using a “covered call” strategy on the indices in the Index Basket (the “Basket Indices”). A “covered call” strategy on an index is an investment strategy in which an investor:

•	buys an investment in the index; and

•	sells call options on the index with exercise prices higher than the level of the index when the options are priced.

A “covered call” strategy provides income from option premiums, or the value of the option when it is priced, helping, to a limited extent, to offset losses if there is a decline in the level of the index to which the options relate. However, the strategy limits participation in appreciation of the index beyond the option’s exercise price. Thus, in a period of significant stock market increases, the “covered call” strategy will tend to produce lower returns than ownership of an investment in the related index. See “Risk Factors—Risk Factors Relating to the Basket Units—The appreciation of the Index Basket will be capped due to the “covered call” strategy” in this prospectus supplement.

The hypothetical call options included in the Index Basket will be sold on a monthly basis for a one month term. The hypothetical call options are not intended to represent or indicate that any of those options exist or are capable of being traded. For more information about the hypothetical call options, see “—Hypothetical Call Options” in this prospectus supplement.

The value of the Index Basket will also include the United States dollar value of dividends on the stocks included in the Basket Indices. The Basket Indices and their respective dividend yields, Index Multipliers and Index Currencies are shown below. The “dividend yield” for each Basket Index is determined by annualizing, for each stock included in that Basket Index, the last quarterly, semi-annual or annual ordinary cash dividend for which the ex-dividend date has occurred, excluding any extraordinary dividend, summing the result and then dividing that result by the last available level of that Basket Index on the date that dividend yield is to be determined.

Index	Dividend Yield(1)	Index Multiplier(2)	Index Currency
Dow Jones EURO STOXX 50 Index	2.9%	0.005096	European Union euro
FTSE 100 Index	3.4%	0.002165	British pound
Hang Seng Index	3.2%	0.011489	Hong Kong dollars
Nikkei 225 Index	0.9%	0.182170	Japanese yen
S&P 500 Index	1.9%	0.016815	United States dollar

(1)	As of February 1, 2005, as obtained from Bloomberg Financial Markets.
(2)	As of February 1, 2005, as obtained from the Calculation Agent.

The Index Multipliers will be recalculated by the Calculation Agent on the Interest Determination Date for the month of each year during which the anniversary of the Pricing Date occurs (the “Annual Rebalancing Date”). The “Index Multiplier” is set so that each Basket Index represents approximately an equal percentage of the Index Basket in United States dollars as of the Annual Rebalancing Date. As an example, if the value of the Index Basket as of the close of business on an Annual Rebalancing Date equaled 120, then each of the five Basket Indices would be allocated a portion of the value of the Index Basket equal to 24 and if, for example, the United States dollar equivalent of the closing level of a Basket Index on the Annual Rebalancing Date was 800, the applicable Index Multiplier would be 0.030. If the Index Basket equaled 180, then each of the five Basket Indices would be allocated a portion of the value of the five Basket Indices equal to 36 and if the United States dollar equivalent of the closing level of a Basket Index on the Annual Rebalancing Date was 800, the applicable Index Multiplier would be 0.045.

In order to preserve the continuity of the value of the Index Basket, if any hypothetical call option has a value greater than zero at expiration, the Index Multiplier of the related Basket Index will be reduced by an amount that, when multiplied by the United States dollar equivalent of the closing level of the related Basket Index on the last Index Business Day of the monthly period, equals the value of the hypothetical option at expiration.

Adjustments to the Basket Indices

If at any time STOXX, FTSE International Limited (“FTSE”), HSI Services Limited (“HSI”), Nihon Keizai Shimbun, Inc. (“NKS”) or Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s” or “S&P”) (each an “Index Publisher”) makes a material change in the formula for or the method of calculating its respective Basket Index or any successor index or in any other way materially modifies that index so that the index does not, in the opinion of the Calculation Agent, fairly represent the level of that index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing level of that index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to that index as if those changes or modifications had not been made, and calculate the closing level with reference to that index, as so adjusted. Accordingly, if the method of calculating a Basket Index or successor index is modified so that the level of that index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the Calculation Agent will make appropriate adjustments to that index in order to arrive at a level of that index as if it had not been modified, e.g., as if a split had not occurred.

Discontinuance of the Basket Indices

If an Index Publisher discontinues publication of its respective Basket Index and the Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to that Basket Index (a “successor index”), then, upon the Calculation Agent’s notification of that determination to the indenture trustee and ML&Co., the Calculation Agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity for that Basket Index and calculate the Ending Value as described above under “Description of the PROCEEDS—Payment on the Maturity Date”. Upon any selection by the Calculation Agent of a successor index, ML&Co. will cause notice to be given to holders of the PROCEEDS.

In the event that an Index Publisher discontinues publication of its respective Basket Index and:

•	the Calculation Agent does not select a successor index; or

•	the successor index is not published on the Valuation Date,

the Calculation Agent will compute a substitute level for that Basket Index in accordance with the procedures last used to calculate that Basket Index before any discontinuance. If a successor index is selected or the Calculation Agent calculates a level as a substitute for that Basket Index as described below, the successor index or level will be used as a substitute for that Basket Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If an Index Publisher discontinues publication of its respective Basket Index before the Valuation Date and the Calculation Agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; or

•	a determination by the Calculation Agent that a successor index is available,

the Calculation Agent will determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were the Valuation Date. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Index may adversely affect trading in, or the trading value of, the PROCEEDS.

Calculation of the Value of the Index Basket

The value of the Index Basket will be calculated at the close of business on each Business Day by the Calculation Agent and published on Reuters Page MEREDUS15 (or any successor page for the purpose of displaying that value as identified by the Calculation Agent). The value of the Index Basket will be equal to 100 on the Pricing Date. The value of the Index Basket on each Business Day will equal the sum of the United States dollar equivalent of the closing levels of the Basket Indices and the Adjusted Monthly Income, less the Current Option Value (determined as described under “—Hypothetical Call Options—Valuation of hypothetical call options” in this prospectus supplement). The value of the Index Basket on any day that is not a Business Day will equal the value of the Index Basket on the previous Business Day as reduced by the pro rata portion of the Basket Adjustment Factor for that day.

The “Adjusted Monthly Income” will equal the sum of the hypothetical income related to each of the Basket Indices (the “Monthly Income”), reduced by the pro rata portion of the Basket Adjustment Factor. The Monthly Income for each Basket Index will be the sum of (i) the United States dollar value on the Interest Determination Date of the cash dividends per share in respect of the stocks included in that Basket Index during that monthly calculation period and the Targeted Monthly Premium, less the Premium Adjustment, if any, multiplied by the applicable Index Multiplier and (ii) the value of premiums in respect of hypothetical call options.

The “Targeted Monthly Premium” equals the adjusted annual target yield less the dividend yield as determined by the Calculation Agent on that Basket Index on the Commencement Date of that monthly calculation period, multiplied by the closing level of that Basket Index on the day the hypothetical call option is priced, divided by 12. The adjusted annual target yield is obtained by increasing the annual target yield of 10% on the Index Basket on the Commencement Date of each monthly calculation period by an amount intended to, but which may or may not, offset the value of the Basket Adjustment Factor. The annual target yield has the rate described above, and does not represent a guarantee, representation or estimate of the actual annual yield of the PROCEEDS.

If the highest exercise price bid for any option is less than 102% of the closing level of the related Basket Index on the day the hypothetical call option is priced, a premium adjustment will be subtracted from the cash dividends and the Targeted Monthly Premium. A “premium adjustment” is the difference between the Target Monthly Premium in respect of that Basket Index and the actual highest monthly premium in respect of that hypothetical call option with an exercise price equal to 102% of the closing level of that Basket Index.

For purposes of determining the United States dollar equivalent of the closing level of a Basket Index, of cash dividends or of call option premiums on any date, the applicable currency exchange rates will be the currency exchange rates in the interbank market quoted as one unit of the relevant currency in United States dollars as reported by Bloomberg L.P. (“Bloomberg”) on page FXC, or any substitute page thereto, at approximately 4:00 p.m., New York City time, on the relevant date. If the currency exchange rates are not so quoted on Bloomberg page FXC, or any substitute page thereto, then those currency exchange rates will equal the noon buying rate in New York for cable transfers in the relevant currencies as announced by the Federal Reserve Bank of New York for customs purposes (the “Noon Buying Rate”). If the Noon Buying Rate is not announced on that date, then those currency exchange rates will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 4:00 p.m., New York City time, on the relevant date for the purchase or sale for deposits in the relevant currencies by the London offices of three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations, then those currency exchange rates will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 4:00 p.m., New York City time, on the relevant date from two leading commercial banks in New York (selected in the sole discretion of the Calculation Agent), for the purchase or sale for deposits in the relevant currencies. If these spot quotations are available from only one bank, then the Calculation Agent, in its sole discretion, will determine which quotation is available and reasonable to be used. If no spot quotation is available, then those currency exchange rates will be the rate the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on the relevant date.

If any hypothetical call option has a value greater than zero at expiration, the value of that option will be removed from the value of the Index Basket at the close of business on the day the option expires. In order to preserve the continuity of the value of the Index Basket following any removal, the contributing United States dollar equivalent of the value of the related Basket Index to the Index Basket will be reduced by an amount equal to the value of the option at expiration. This reduction will be effected by decreasing the Index Multiplier of the related Basket Index by an amount that, when multiplied by the United States dollar equivalent of the closing level of the related Basket Index on the Interest Determination Date of the monthly calculation period, equals the value of the hypothetical option at expiration. The reduction of the Index Multiplier of a Basket Index under these circumstances will reduce the contributing value of the Basket Index to the Index Basket. Because these reductions will have the effect of ensuring the continuity of the value of the Index Basket, they will not result in Allocation Determination Events. The reduced Index Multiplier will be used to calculate the value of the Index Basket, and thus the value of the Basket Units, through the following monthly calculation period.

The value of a cash dividend or distribution will be included in the Basket Unit Income at the close of business on the ex-dividend date for that dividend or distribution and will be valued in United States dollars daily. The value of premiums in respect of hypothetical call options will be included in the Basket Unit Income at the close of business on the day on which the hypothetical call option is priced.

The Basket Unit Income will be removed from the value of the Index Basket at the close of business on the Interest Determination Date of the related monthly calculation period, the value of which will be determined using the relevant exchange rates on that day. The Basket Unit Income will be zero until hypothetical call options are priced during the following monthly calculation period or until the next ex-dividend date for a stock included in a Basket Index. The removal of Basket Unit Income will reduce the value of the Index Basket and may therefore cause an Allocation Determination Event in which the allocation to the Basket Units is reduced, even if the levels of the Basket Indices have not fallen. For risks associated with the occurrence of an Allocation Determination Event under these circumstances, see “Risk Factors—Risk Factors Relating to the Basket Units—The removal of the value of the Basket Unit Income will reduce the value of the Basket Units at the end of each monthly calculation period and may cause an Allocation Determination Event” in this prospectus supplement.

Hypothetical Call Options

Terms of hypothetical call options

The Calculation Agent will price hypothetical cash-settled call options relating to each of the Basket Indices on a monthly basis for a one month term, beginning on February         , 2005. Hypothetical call options on each Basket Index will be priced in United States dollars on the Commencement Date of each monthly calculation period. The United States dollar value of the hypothetical call options relating to a Basket Index will correlate to the United States dollar value of the notional amount of that Basket Index used to calculate the value of the Index Basket on the day the options are priced.

Each hypothetical call option will:

•	expire on the Interest Determination Date of the monthly calculation period;

•	be automatically settled on the Interest Determination Date of the monthly calculation period if the closing level of that Basket Index on that day exceeds the exercise price; and

•	have an exercise price greater than or equal to 102% of the closing level of the related Basket Index on the day the hypothetical call option is priced.

The exercise price of each hypothetical call option will be determined through the bidding process described below. Before seeking bids on the exercise price of a hypothetical call option, the Calculation Agent will determine the option’s Target Monthly Premium. Once the Calculation Agent has determined the Target Monthly Premium for a hypothetical call option, it will seek exercise prices for that hypothetical call option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The exercise price for the hypothetical call option will equal the highest exercise price quoted by these dealers or, in the Calculation Agent’s absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this hypothetical call option and the related Target Monthly Premium will be included in the value of the Index Basket at close of business on the day the hypothetical call option is priced.

If the highest exercise price bid is less than 102% of the closing level of the related Basket Index on the day the hypothetical call option is priced, the Calculation Agent will set the exercise price of the hypothetical call option at 102% of the closing level of the related Basket Index on the day the hypothetical call option is priced and will seek quotations for premiums for the hypothetical call option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The premium for the hypothetical call option will equal the highest premium quoted by these dealers in the applicable Index Currency or, in the Calculation Agent’s absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this hypothetical call option and the related premium will be included in the value of the Index Basket at the close of business on the day the hypothetical call option is priced. Under these circumstances, the Basket Unit Income will be less than it would have been if the highest exercise price bid had been greater than or equal to 102% of the closing level of the related Basket Index on the day the hypothetical call option was priced, except to the extent that the United States dollar value of the dividends on the stocks included in the Basket Indices are higher than the United States dollar value of the historical dividends on those stocks by an amount sufficient to offset the difference between the actual Basket Unit Income and the Basket Unit Income that would have resulted if the premium in respect of each hypothetical call option had been equal to its Target Monthly Premium.

In seeking exercise prices or premiums from dealers in options in respect of hypothetical call options relating to any of the Basket Indices, the Calculation Agent may reject any exercise price or premium that does not meet the requirements for hypothetical call options stated above or that relates to a notional amount of the related Basket Index that is different than the notional amount of that Basket Index used to calculate the value of the Index Basket with respect to the outstanding number of PROCEEDS at the close of business on the Index Business Day for the related Basket Index prior to the date on which the options are priced.

The level of any Basket Index on any Index Business Day for that Basket Index will be the level as published by the applicable Index Publisher. The level of any Basket Index on any day that is not an Index Business Day for that Basket Index where a Market Disruption Event has not occurred will equal the level of that Basket Index on the previous day.

The terms of the hypothetical call options will provide for adjustments to reflect the occurrence of a modification affecting a Basket Index (such as, for example, a split).

Valuation of hypothetical call options

The “Current Option Value” is the sum of the mark-to-market value of each hypothetical call option and will be determined by the Calculation Agent at the close of business on each Business Day using accepted option valuation methods. The valuation methods take into account variables such as:

•	the closing level of the related Basket Index as of the time the hypothetical call option is valued;

•	the cumulative normal distribution function (a fixed statistical function), which determines the probability of a variable falling within a given range under specified conditions;

•	the exercise price of the hypothetical call option;

•	the computed continuously compounded annualized current dividend yield on the related Basket Index based on expected dividends;

•	the U.S. dollar interest rate as of the time the hypothetical call option is valued, converted into a continuously compounded rate; and

•	the implied volatility of the related Basket Index (determined by the Calculation Agent as described below).

At the time the hypothetical call option is priced, the U.S. dollar interest rate will equal U.S. dollar LIBOR as calculated and published at that time by Bloomberg Financial Markets, or another recognized source selected by the Calculation Agent at that time, based on the time to maturity of that hypothetical call option. During the remaining term of the hypothetical call option, the interest rate will equal the published interest rate for a term identical to the remaining term of the hypothetical call option. If an interest rate for a term identical to the remaining term of the hypothetical call option is not published, the Calculation Agent will determine the interest rate used to compute the value of an option by interpolating between the published rate for a shorter term nearest to the term of the hypothetical call option and the published rate for a longer term nearest to the term of the hypothetical call option. All interest rates will be converted by the Calculation Agent into a rate compounded on a continuous basis.

The annualized current dividend yield for a Basket Index on which an option is priced will be calculated on any Business Day by annualizing (based on a 365-day year) to the end of that monthly calculation period the result obtained by summing the ordinary dividend or dividends (as described above in “Description of the Index Basket” in this prospectus supplement) historically paid by each issuer of a stock included in that Basket Index during the most recent period corresponding to the current monthly calculation period (or if the issuer of that stock has publicly disclosed that any dividend payable during the monthly calculation period in which the hypothetical call option is being priced will be a different amount than the most recent corresponding historical dividend, the amount publicly disclosed by that issuer) and then dividing that result by the closing level of that Basket Index on that day. The annualized current dividend yield for any stock included in a Basket Index on which an option is priced will be zero:

•	for the remainder of each monthly calculation period following the ex-dividend date for that stock corresponding to the final ex-dividend date in the most recent period corresponding to the current monthly calculation period; and

•	in each monthly calculation period in which an ordinary dividend has not been payable historically (because the dividend is payable annually, semiannually, quarterly or otherwise),

in either case, unless and until the issuer of that stock publicly discloses a dividend payable during the remainder of that monthly calculation period, in which case the annualized current dividend yield will be calculated using the amount publicly disclosed by the issuer.

The implied volatility of a hypothetical call option on any Business Day is:

•	when hypothetically purchasing Basket Units, the bid-side implied volatility;

•	when hypothetically selling Basket Units, the offered-side implied volatility; and

•	under all other circumstances, the mid-market implied volatility (i.e., the arithmetic mean of the bid-side and offered-side implied volatility)

of the relevant Basket Index as determined by the Calculation Agent by interpolating from the implied volatility surface for the most comparable call options listed on the AMEX, the Chicago Board Options Exchange, the International Securities Exchange or other applicable exchanges on the relevant Basket Index as determined by the Calculation Agent in accordance with option pricing methodologies selected by the Calculation Agent, taking into account the nearest exercise price and maturity and using the U.S. dollar interest rate and dividend yield determined as described above.

If no value of a hypothetical call option is available on any date because of a Market Disruption Event, because the Calculation Agent determines that the market for the listed options described above is not sufficiently liquid (based upon factors including, but not limited to, the time elapsed since the last trade in options relating to the relevant Basket Index, the size of the open interest in call options with related exercise prices and maturities relating to that Basket Index and the size of the bid-offer relative to the number of hypothetical options related to that Basket Index to be priced on that day in respect of the PROCEEDS then outstanding) for the purpose of calculating the implied volatility of any hypothetical call option or otherwise, or if the reported prices for the listed options described above contain or are the result of manifest error, unless deferred by the Calculation Agent as described in the next paragraph, the value of that hypothetical call option will be the arithmetic mean, as determined by the Calculation Agent, of the United States dollar value of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of these dealers, as will make that value available to the Calculation Agent.

The Calculation Agent may defer the determination of the United States dollar values of the hypothetical call options for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this period, the Calculation Agent will determine the United States dollar values of the hypothetical call options in consultation with ML&Co. No determination of the value of the Index Basket or reallocation of hypothetical funds in the Reference Index will occur on any day the determination of the values of the hypothetical call options is deferred by the Calculation Agent.

The Dow Jones EURO STOXX 50 Index

The Dow Jones EURO STOXX 50 Index (index symbol “SX5E”) was created by STOXX, a joint venture founded by SWX Group, Deutsche Borse AG and Dow Jones & Company, Inc. (“Dow Jones”). Publication of the Dow Jones EURO STOXX 50 Index began on February 26, 1998, based on an initial value of the Dow Jones EURO STOXX 50 Index of 1,000 at December 31, 1991.

The Dow Jones EURO STOXX 50 Index is currently calculated by: (i) multiplying the per share price of each underlying security by the number of free-float adjusted outstanding shares (and, if the stock is not quoted in euros, then multiplying by the related country currency and an exchange factor which reflects the exchange rate between the related country currency and the euro); (ii) calculating the sum of all these products (the “Index Aggregate Market Capitalization”); and (iii) dividing the Index Aggregate Market Capitalization by a divisor which represents the Index Aggregate Market Capitalization on the base date of the Dow Jones EURO STOXX 50 Index and which can be adjusted to allow changes in the issued share capital of individual underlying securities, including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits, to be made without distorting the Dow Jones EURO STOXX 50 Index. Because of this capitalization weighting, movements in share prices of the underlying securities of companies with relatively greater market capitalization will have a greater effect on the level of the entire Dow Jones EURO STOXX 50 Index than will movements in share prices of the underlying securities of companies with relatively smaller market capitalization.

The composition of the Dow Jones EURO STOXX 50 Index is reviewed annually, and changes are implemented on the third Friday in September, using market data from the end of August as the basis for the review process. Changes in the composition of the Dow Jones EURO STOXX 50 Index are made to ensure that the Dow Jones EURO STOXX 50 Index includes those companies which, within the eligible countries and within each industry sector, have the greatest market capitalization. Changes in the composition of the Dow Jones EURO STOXX 50 Index are made entirely by STOXX without consultation with the corporations represented in the Dow Jones EURO STOXX 50 Index or ML&Co. The Dow Jones EURO STOXX 50 Index is also reviewed on an ongoing basis, and a change in the composition of the Dow Jones EURO STOXX 50 Index may be necessary if there have been extraordinary events for one of the issuers of the underlying securities, e.g., delisting, bankruptcy, merger or takeover. In these cases, the event is taken into account as soon as it is effective. The underlying securities may be changed at any time for any reason. Neither STOXX nor any of its founders is affiliated with ML&Co. nor have they participated in any way in the creation of the PROCEEDS.

ML&Co. or its affiliates may presently or from time to time engage in business with the publishers, owners, founders or creators of the Dow Jones EURO STOXX 50 Index or any of its successors or one or more of the issuers of the underlying securities, including extending loans to, making equity investments in or providing advisory services, including merger and acquisition advisory services, to the publishers, their successors, founders or creators or to any of the issuers. In the course of business with the issuers, ML&Co. or its affiliates may acquire non-public information with respect to the issuers. ML&Co. may also act as market maker for the common stocks of the issuers. ML&Co. does not make any representation to any purchaser of the PROCEEDS with respect to any matters whatsoever relating to any of the publishers, their successors, founders or creators or to any of the issuers. Any prospective purchaser of the PROCEEDS should undertake an independent investigation of the issuers of the underlying securities and with respect to the competency of its publisher to formulate and calculate the Dow Jones EURO STOXX 50 Index as in its judgment is appropriate to make an informed decision with respect to an investment in the PROCEEDS. The composition of the Dow Jones EURO STOXX 50 Index does not reflect any investment or sell recommendations of ML&Co. or its affiliates.

A representative of an affiliate of ML&Co. may from time to time be a member of the STOXX Limited Advisory Committee. STOXX states in its Guide to the Dow Jones STOXX Indexes that STOXX’s Advisory Committee advises the Supervisory Board on matters relating to the Dow Jones EURO STOXX 50 Index. This advisory committee proposes changes in the composition of the Dow Jones EURO STOXX 50 Index to the

Supervisory Board and makes recommendations with respect to the accuracy and transparency of the index computation. Decisions on the composition and changes in the Dow Jones EURO STOXX 50 Index are reserved to the Supervisory Board.

Historical Data on the Dow Jones EURO STOXX 50 Index

The following table sets forth the level of the Dow Jones EURO STOXX 50 Index at the end of each month in the period from January 2000 through January 2005. These historical data on the Dow Jones EURO STOXX 50 Index are not necessarily indicative of the future performance of the Dow Jones EURO STOXX 50 Index or what the value of the PROCEEDS may be. Any historical upward or downward trend in the level of the Dow Jones EURO STOXX 50 Index during any period set forth below is not an indication that the Dow Jones EURO STOXX 50 Index is more or less likely to increase or decrease at any time during the term of the PROCEEDS.

	2000	2001	2002	2003	2004	2005
January	4,684.48	4,779.90	3,670.26	2,248.17	2,839.13	2,984.59
February	5,182.62	4,318.88	3,624.74	2,140.73	2,893.18
March	5,249.55	4,185.00	3,784.05	2,036.86	2,787.49
April	5,303.95	4,525.01	3,574.23	2,324.23	2,787.48
May	5,200.89	4,426.24	3,425.79	2,330.06	2,736.83
June	5,145.35	4,243.91	3,133.39	2,419.51	2,811.08
July	5,122.80	4,091.38	2,685.79	2,519.79	2,720.05
August	5,175.12	3,743.97	2,709.29	2,556.71	2,670.79
September	4,915.18	3,296.66	2,204.39	2,395.87	2,726.30
October	5,057.46	3,478.63	2,518.99	2,575.04	2,811.72
November	4,790.08	3,658.27	2,656.85	2,630.47	2,876.39
December	4,772.39	3,806.13	2,386.41	2,760.66	2,951.24

The Dow Jones EURO STOXX 50 Index is denominated in European Union euros and, as a result, the contribution to the value of the Index Basket by the Dow Jones EURO STOXX 50 Index, the call option premiums on that index and the dividends paid by the stocks included in that index will be affected by changes in the exchange rate between the United States dollar and the European Union euro. The following table sets forth the historical United States dollar/European Union euro exchange rates (expressed as the number of United States dollars for which one European Union euro could be purchased) at the end of each month from January 2000 through January 2005. Any upward or downward trend in the value of the United States dollar against the European Union euro during any period set forth below is not an indication that the United States dollar is more or less likely to increase or decrease in value against the European Union euro at any time during the term of the PROCEEDS.

	2000	2001	2002	2003	2004	2005
January	0.9707	0.9366	0.8593	1.0768	1.2478	1.3038
February	0.9642	0.9236	0.8693	1.0806	1.2493
March	0.9553	0.8767	0.8717	1.0915	1.2316
April	0.9119	0.8891	0.9005	1.1184	1.1980
May	0.9380	0.8453	0.9342	1.1784	1.2188
June	0.9525	0.8490	0.9914	1.1511	1.2199
July	0.9266	0.8764	0.9776	1.1232	1.2018
August	0.8878	0.9123	0.9823	1.0984	1.2183
September	0.8827	0.9114	0.9866	1.1656	1.2436
October	0.8489	0.9005	0.9903	1.1593	1.2798
November	0.8729	0.8964	0.9943	1.1995	1.3279
December	0.9427	0.8895	1.0492	1.2595	1.3554

The following graph sets forth the United States dollar equivalent of the level of the Dow Jones EURO STOXX 50 Index for the period presented in the preceding tables. This historical information is furnished as a matter of information only and should not be taken as an indication of future performance.

License Agreement

STOXX and ML&Co. have entered into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of the right to use the Dow Jones EURO STOXX 50 Index, which is owned and published by STOXX, in connection with certain securities, including the PROCEEDS.

The license agreement between STOXX and ML&Co. provides that the following language must be set forth in this prospectus supplement:

“The Dow Jones EURO STOXX 50 Index is proprietary and copyrighted material. The Dow Jones EURO STOXX 50 Index and the related trademarks have been licensed for certain purposes by ML&Co.

STOXX, Dow Jones and Dow Jones EURO STOXX 50 Index are trademarks of Dow Jones & Company, Inc. and have been licensed for use.

STOXX and Dow Jones have no relationship to ML&Co., other than the licensing of the Dow Jones EURO STOXX 50 Index and the related trademarks for use in connection with the PROCEEDS. STOXX and Dow Jones do not:

•	Sponsor, endorse, sell or promote the PROCEEDS.

•	Recommend that any person invest in the PROCEEDS or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of PROCEEDS.

•	Have any responsibility or liability for the administration, management or marketing of the PROCEEDS.

•	Consider the needs of the PROCEEDS or the owners of the PROCEEDS in determining, composing or calculating the Dow Jones EURO STOXX 50 Index or have any obligation to do so.

STOXX and Dow Jones will not have any liability in connection with the PROCEEDS. Specifically,

•       STOXX and Dow Jones do not make any warranty, express or implied and disclaim any and all warranty about:

•       The results to be obtained by the PROCEEDS, the owner of the PROCEEDS or any other person in connection with the use of the Dow Jones EURO STOXX 50 Index and the data included in the Dow Jones EURO STOXX 50 Index;

•       The accuracy or completeness of the Dow Jones EURO STOXX 50 Index; or

•       The merchantability and the fitness for a particular purpose or use of the Dow Jones EURO STOXX 50 Index and its data;

•       STOXX and Dow Jones will have no liability for any errors, omissions or interruptions in the Dow Jones EURO STOXX 50 Index or its data; and

•       Under no circumstances will STOXX or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or Dow Jones knows that they might occur.

The licensing agreement between ML&Co. and STOXX is solely for their benefit and not for the benefit of the beneficial owners of the PROCEEDS or any other third parties.”

The FTSE 100 Index

The FTSE 100 Index (index symbol “UKX”) is a capitalization-weighted index of the 100 most highly capitalized companies traded on the London Stock Exchange. The FTSE 100 Index is designed to measure the performance of the largest blue chip companies in the UK market.

The FTSE 100 Index represents approximately 80% of the total UK market capitalization and is suitable as the basis for investment products, such as derivatives and exchange-traded funds. The FTSE 100 Index was developed with a base level of 1,000 as of January 3, 1984 and is reviewed quarterly by an independent committee in March, June, September and December. The FTSE 100 Index is calculated throughout the day, from 8:00 a.m. to 4:30 p.m. (London time) with values published every 15 seconds on major data vendors.

The FTSE 100 Index represents the largest capitalized companies in the FTSE All-Share Index. The FTSE All-Share Index is composed of the FTSE 100 Index, FTSE 250 Index (combined to form the FTSE 350 Index) and the FTSE Smallcap Index. The FTSE All-Share Index represents approximately 98% of the total UK equity market.

The indices are continuously monitored for corporate actions such as initial public offerings, mergers and takeovers, spin-offs, etc. and resulting shares in issue changes are adjusted when an aggregate change of 1% or more has been reached. The indices are free float adjusted for restricted holdings such as trade investments, significant long-term holdings, employee share schemes, government holdings and/or other portfolio investments subject to lock-in clauses. The liquidity screen stipulates that a security must turnover at least 0.5% of its shares in issue, after the application of any free float restrictions, per month in at least ten of the twelve months prior to the annual review by the independent committee.

An independent steering committee keeps the FTSE 100 Index under quarterly review. It adds and deletes stocks from the FTSE 100 Index based on the current market capitalization of their issuers. Changes in the constituent companies are kept to a minimum in order to reduce turnover in the index. A company will usually be replaced only if it has fallen below 110th in ranking and if the replacement company has moved into the top 90, in terms of market capitalization. At all times there is a reserve list of companies ready to fill any vacancy in the FTSE 100 Index.

Historical Data on the FTSE 100 Index

The following table sets forth the level of the FTSE 100 Index at the end of each month in the period from January 2000 through January 2005. These historical data on the FTSE 100 Index are not necessarily indicative of the future performance of the FTSE 100 Index or what the value of the PROCEEDS may be. Any historical upward or downward trend in the level of the FTSE 100 Index during any period set forth below is not an indication that the FTSE 100 Index is more or less likely to increase or decrease at any time during the term of the PROCEEDS.

	2000	2001	2002	2003	2004	2005
January	6,268.5	6,297.5	5,164.8	3,567.4	4,390.7	4,852.3
February	6,232.6	5,917.9	5,101.0	3,655.6	4,492.2
March	6,540.2	5,633.7	5,271.8	3,613.3	4,385.7
April	6,327.4	5,966.9	5,165.6	3,926.0	4,489.7
May	6,359.3	5,796.1	5,085.1	4,048.1	4,430.7
June	6,312.7	5,642.5	4,656.4	4,031.2	4,464.1
July	6,365.3	5,529.1	4,246.2	4,157.0	4,413.1
August	6,672.7	5,345.0	4,227.3	4,161.1	4,459.3
September	6,294.2	4,903.4	3,721.8	4,091.3	4,570.8
October	6,438.4	5,039.7	4,039.7	4,287.6	4,624.2
November	6,142.2	5,203.6	4,169.4	4,342.6	4,703.2
December	6,222.5	5,217.4	3,940.4	4,476.9	4,814.3

The FTSE 100 Index is denominated in British pounds and, as a result, the contribution to the value of the Index Basket by the FTSE 100 Index, the call option premiums on that index and the dividends paid by the stocks included in that index will be affected by changes in the exchange rate between the United States dollar and the British pound. The following table sets forth the historical United States dollar/British pound exchange rates (expressed as the number of United States dollars for which one British pound could be purchased) at the end of each month from January 2000 through January 2005. Any upward or downward trend in the value of the United States dollar against the British pound during any period set forth below is not an indication that the United States dollar is more or less likely to increase or decrease in value against the British pound at any time during the term of the PROCEEDS.

	2000	2001	2002	2003	2004	2005
January	1.6162	1.4646	1.4108	1.6463	1.8238	1.8829
February	1.5791	1.4455	1.4174	1.5724	1.8685
March	1.5911	1.4161	1.4259	1.5827	1.8462
April	1.5513	1.4320	1.4580	1.5985	1.7781
May	1.5014	1.4184	1.4553	1.6364	1.8323
June	1.5141	1.4153	1.5335	1.6546	1.8203
July	1.4997	1.4252	1.5637	1.6108	1.8199
August	1.4473	1.4539	1.5505	1.5777	1.8024
September	1.4754	1.4743	1.5684	1.6618	1.8120
October	1.4477	1.4545	1.5651	1.6957	1.8372
November	1.4251	1.4241	1.5575	1.7222	1.9095
December	1.4930	1.4546	1.6100	1.7858	1.9181

The following graph sets forth the United States dollar equivalent of the level of the FTSE 100 Index for the period presented in the preceding tables. This historical information is furnished as a matter of information only and should not be taken as an indication of future performance.

License Agreement

FTSE, as licensee of The London Stock Exchange Limited and The Financial Times Limited, and MLI have entered into a non-exclusive license agreement providing for the license to MLI, in exchange for a fee, of the right to use certain indices calculated by FTSE, in connection with the issuance and marketing of securities, including the PROCEEDS, and ML&Co. is an authorized sublicensee of MLI.

The license agreement provides the following information must be set forth in this prospectus supplement:

“The PROCEEDS are not in any way sponsored, endorsed, sold or promoted by FTSE International Limited (“FTSE”) or by The London Stock Exchange Limited (“Exchange”) or by The Financial Times Limited (“FT”) and neither FTSE or the Exchange or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE 100 Index (the “Index”) and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The Index is compiled and calculated solely by FTSE. However, neither FTSE or Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the Index and neither the Exchange or FT shall be under any obligation to advise any person of any error therein.

“FTSE™” is a trademark of London Stock Exchange Limited and The Financial Times Limited and is used by FTSE International Limited under license.

The FTSE 100 is calculated by FTSE International Limited in conjunction with the Institute of Actuaries. FTSE International Limited accepts no liability in connection with the trading of any products on the FTSE 100 Index.

All copyright in the index values and constituent list vest in FTSE International Limited. ML&Co. has obtained full license from FTSE International Limited to use such rights in the creation of this product.”

The Hang Seng Index

All disclosure in this prospectus supplement regarding the Hang Seng Index, including, without limitation, its make-up, method of calculation and changes in its components, unless otherwise stated is derived from publicly available information. This information reflects the policies of, and is subject to change by HSI or any of its affiliates (collectively, “HSI Services”) and Hang Seng Data Services Limited. The information reflects the policies of HSI Services as stated in these sources and these policies are subject to change at the discretion of HSI Services.

The Hang Seng Index (index symbol “HSI”) is compiled, published and managed by HSI, a wholly-owned subsidiary of the Hang Seng Bank and was first calculated and published on November 24, 1969. The Hang Seng Index is a market-capitalization weighted index consisting of 33 constituent stocks that account for about 70% of the total market capitalization of all stocks listed on The Stock Exchange of Hong Kong Ltd. (the “SEHK”). Constituent stocks of the Hang Seng Index are selected by a rigorous process of detailed analysis, supported by extensive external consultations. To be eligible for selection, a company: (1) must be among those that constitute the top 90% of the total market capitalization of all ordinary shares listed on the SEHK (market capitalization is expressed as an average of the past 12 months); (2) must be among those that constitute the top 90% of the total turnover on the SEHK (turnover is aggregated and individually assessed for eight quarterly sub-periods for the past 24 months); (3) should normally have a listing history of 24 months; and (4) should not be a foreign company as defined by the SEHK. From the many eligible candidates, final selections are based on the following: (1) the market capitalization and turnover rankings of the companies; (2) the representation of the sub-sectors within the Hang Seng Index directly reflecting that of the market; and (3) the financial performance of the companies.

Historical Data on the Hang Seng Index

The following table sets forth the level of the Hang Seng Index at the end of each month in the period from January 2000 through January 2005. These historical data on the Hang Seng Index are not necessarily indicative of the future performance of the Hang Seng Index or what the value of the PROCEEDS may be. Any historical upward or downward trend in the level of the Hang Seng Index during any period set forth below is not an indication that the Hang Seng Index is more or less likely to increase or decrease at any time during the term of the PROCEEDS.

	2000	2001	2002	2003	2004	2005
January	15,532.34	16,102.35	10,725.30	9,258.95	13,289.37	13,721.69
February	17,169.44	14,787.87	10,482.55	9,122.66	13,907.03
March	17,406.54	12,760.64	11,032.92	8,634.45	12,681.67
April	15,519.30	13,386.04	11,497.58	8,717.22	11,942.96
May	14,713.86	13,174.41	11,301.94	9,487.38	12,198.24
June	16,155.78	13,042.53	10,598.55	9,577.12	12,285.75
July	16,840.98	12,316.69	10,267.36	10,134.83	12,238.03
August	17,097.51	11,090.48	10,043.87	10,908.99	12,850.28
September	15,648.98	9,950.70	9,072.21	11,229.87	13,120.03
October	14,895.34	10,073.97	9,441.25	12,190.10	13,054.66
November	13,984.39	11,279.25	10,069.87	12,317.47	14,060.05
December	15,095.53	11,397.21	9,321.29	12,575.94	14,230.14

The Hang Seng Index is denominated in Hong Kong dollars and, as a result, the contribution to the value of the Index Basket by the Hang Seng Index, the call option premiums on that index and the dividends paid by the stocks included in that index will be affected by changes in the exchange rate between the United States dollar and the Hong Kong dollar. The following table sets forth the historical United States dollar/Hong Kong dollar exchange rates (expressed as the number of United States dollars for which one Hong Kong dollar could be purchased) at the end of each month from January 2000 through January 2005. Any upward or downward trend in the value of the United States dollar against the Hong Kong dollar during any period set forth below is not an indication that the United States dollar is more or less likely to increase or decrease in value against the Hong Kong dollar at any time during the term of the PROCEEDS. In addition, if the Hong Kong dollar continues to be managed as it has been since 1984, its price movements are unlikely to contribute significantly to either an increase or decrease in the value of the Basket Units. However, a change in the Hong Kong government’s management of the Hong Kong dollar could result in a significant movement in the United States dollar/Hong Kong dollar exchange rate. See “Risk Factors—Risk Factors Relating to the Basket Units—The United States dollar/Hong Kong dollar exchange rate is currently fixed by Hong Kong government policy”.

	2000	2001	2002	2003	2004	2005
January	7.7803	7.7988	7.7992	7.7999	7.7771	7.7996
February	7.7828	7.7995	7.7994	7.7993	7.7838
March	7.7866	7.7998	7.7998	7.7992	7.7920
April	7.7893	7.7991	7.7991	7.7994	7.7994
May	7.7922	7.7998	7.7998	7.7987	7.7939
June	7.7955	7.7998	7.7994	7.7986	7.7997
July	7.7986	7.7998	7.7999	7.7992	7.7998
August	7.7987	7.8001	7.8000	7.7993	7.8000
September	7.7964	7.7998	7.7997	7.7417	7.7959
October	7.7974	7.7998	7.7996	7.7641	7.7837
November	7.7994	7.7987	7.7989	7.7649	7.7750
December	7.7997	7.7979	7.7987	7.7638	7.7726

The following graph sets forth the United States dollar equivalent of the level of the Hang Seng Index for the period presented in the preceding tables. This historical information is furnished as a matter of information only and should not be taken as an indication of future performance.

License Agreement

ML&Co., HSI and Hang Seng Data Services Limited have entered into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of the right to use certain indices calculated by HSI in connection with the issuance and marketing of securities, including the PROCEEDS.

The license agreement provides the following information must be set forth in this prospectus supplement:

“The Hang Seng Index (the “Index”) is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name “Hang Seng Index” are proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index by Merrill Lynch & Co., Inc. in connection with the PROCEEDS (the “Product”), but neither HSI Services Limited nor Hang Seng Data Services Limited warrants or represents or guarantees to any broker or holder of the Product or any other person the accuracy or completeness of the Index and its computation or any information related thereto and no warranty or representation or guarantee of any kind whatsoever relating to the Index is given or may be implied. The process and basis of computation and compilation of the Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice. No responsibility or liability is accepted by HSI Services Limited or Hang Seng Data Services Limited in respect of the use of and/or reference to the Index by Merrill Lynch & Co., Inc. in connection with the Product, or for any inaccuracies, omissions, mistakes or errors of HSI Services Limited in the computation of the Index or for any economic or other loss which may be directly or indirectly sustained by any broker or holder of the Product or any other person dealing with the Product as a result thereof and no claims, actions or legal proceedings may be brought against HSI Services Limited and/or Hang Seng Data Services Limited in connection with the Product in any manner whatsoever by any broker, holder or other person dealing with the Product. Any broker, holder or other person dealing with the Product does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.”

The Nikkei 225 Index

All disclosure contained in this prospectus supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components, unless otherwise stated, has been derived from the Stock Market Indices Data Book published by NKS and other publicly available sources. The information reflects the policies of NKS as stated in these sources and the policies are subject to change at the discretion of NKS.

The Nikkei 225 Index (index symbol “NKY”) is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “Tokyo Exchange”) and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the Nikkei 225 Index are stocks listed in the First Section of the Tokyo Exchange. Stocks listed in the First Section are among the most actively traded stocks on the Tokyo Exchange. Futures and options contracts on the Nikkei 225 Index are traded on the Singapore International Monetary Exchange, the Osaka Securities Exchange and the Chicago Mercantile Exchange.

The Nikkei 225 Index is a modified, price-weighted index. Each stock’s weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer. NKS calculates the Nikkei 225 Index by multiplying the per share price of each underlying stock by the corresponding weighting factor for that underlying stock (a “Weight Factor”), calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set on May 16, 1949 at 225, was 23.947 as of February 1, 2005, and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant underlying stock, so that the share price of each underlying stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. Each Weight Factor represents the number of shares of the related underlying stock which are included in one trading unit of the Nikkei 225 Index. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the underlying stocks, which is currently the Tokyo Exchange. The level of the Nikkei 225 Index is calculated once per minute during Tokyo Exchange trading hours.

In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the underlying stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any underlying stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new divisor, i.e., the level of the Nikkei 225 Index immediately after the change, will equal the level of the Nikkei 225 Index immediately prior to the change.

Underlying stocks may be deleted or added by NKS. However, to maintain continuity in the Nikkei 225 Index, the policy of NKS is generally not to alter the composition of the underlying stocks except when an underlying stock is deleted in accordance with the following criteria. Any stock becoming ineligible for listing in the First Section of the Tokyo Exchange due to any of the following reasons will be deleted from the underlying stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock or transfer of the stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason; or transfer of the stock to the Second Section of the Tokyo Exchange. Upon deletion of a stock from the Nikkei 225 Index, NKS will select, in accordance with certain criteria established by it, a replacement for the deleted underlying stock. In an exceptional case, a newly listed stock in the First Section of the Tokyo Exchange that is recognized by NKS to be representative of a market may be added to the underlying stocks. As a result, an existing underlying stock with low trading volume and not representative of a market will be deleted.

The Tokyo Stock Exchange

The Tokyo Exchange is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m. (Tokyo time), Monday through Friday.

Due to the time zone difference, on any normal trading day the Tokyo Exchange will close prior to the opening of business in London on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in London by the opening of business on the same calendar day.

The Tokyo Exchange has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the Tokyo Exchange cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the Tokyo Exchange posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the Tokyo Exchange may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index, and these limitations may, in turn, adversely affect the value of the PROCEEDS.

Historical data on the Nikkei 225 Index

The following table sets forth the level of the Nikkei 225 Index at the end of each month, in the period from January 2000 through January 2005. These historical data on the Nikkei 225 Index are not necessarily indicative of the future performance of the Nikkei 225 Index or what the value of the PROCEEDS may be. Any historical upward or downward trend in the level of the Nikkei 225 Index during any period set forth below is not an indication that the Nikkei 225 Index is more or less likely to increase or decrease at any time during the term of the PROCEEDS.

	2000	2001	2002	2003	2004	2005
January	19,540	13,844	9,998	8,340	10,784	11,388
February	19,960	12,884	10,588	8,363	11,042
March	20,337	13,000	11,025	7,973	11,716
April	17,974	13,934	11,493	7,831	11,762
May	16,332	13,262	11,764	8,425	11,237
June	17,411	12,969	10,622	9,083	11,859
July	15,727	11,861	9,878	9,563	11,326
August	16,861	10,714	9,619	10,344	11,082
September	15,747	9,775	9,383	10,219	10,824
October	14,540	10,366	8,640	10,560	10,771
November	14,649	10,697	9,216	10,101	10,899
December	13,786	10,543	8,579	10,677	11,489

The Nikkei 225 Index is denominated in Japanese yen and, as a result, the contribution to the value of the Index Basket by the Nikkei 225 Index, the call option premiums on that index and the dividends paid by the stocks included in that index will be affected by changes in the exchange rate between the United States dollar and the Japanese yen. The following table sets forth the historical United States dollar/Japanese yen exchange rates (expressed as the number of United States dollars for which one Japanese yen could be purchased) at the end of each month from January 2000 through January 2005. Any upward or downward trend in the value of the United States dollar against the Japanese yen during any period set forth below is not an indication that the United States dollar is more or less likely to increase or decrease in value against the Japanese yen at any time during the term of the PROCEEDS.

	2000	2001	2002	2003	2004	2005
January	0.009313	0.008579	0.007425	0.008341	0.009461	0.009644
February	0.009067	0.008522	0.007497	0.008466	0.009165
March	0.009728	0.007916	0.007534	0.008466	0.009591
April	0.009243	0.008095	0.007778	0.008412	0.009049
May	0.009289	0.008389	0.008050	0.008383	0.009133
June	0.009436	0.008021	0.008363	0.008348	0.009194
July	0.009140	0.007998	0.008342	0.008296	0.008981
August	0.009372	0.008418	0.008442	0.008557	0.009160
September	0.009247	0.008364	0.008215	0.008968	0.009087
October	0.009173	0.008167	0.008162	0.009096	0.009452
November	0.009059	0.008098	0.008160	0.009122	0.009703
December	0.008741	0.007595	0.008416	0.009327	0.009744

The following graph sets forth the United States dollar equivalent of the level of the Nikkei 225 Index for the period presented in the preceding tables. This historical information is furnished as a matter of information only and should not be taken as an indication of future performance.

License Agreement

NKS and ML&Co. have entered into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of a right to use indices owned and published by NKS in connection with some securities, including the PROCEEDS.

NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225 Index. The PROCEEDS are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this prospectus supplement that NKS makes any representation or warranty, implied or express, to ML&Co., the holder of the PROCEEDS or any member of the public regarding the advisability of investing in securities generally or in the PROCEEDS in particular or the ability of the PROCEEDS to track general stock market performance. NKS has no obligation to take the needs of ML&Co. or the holders of the PROCEEDS into consideration in determining, composing or calculating the Nikkei 225 Index. NKS is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the PROCEEDS to be issued or in the determination or calculation of the equation by which the PROCEEDS are to be settled in cash. NKS has no obligation or liability in connection with the administration or marketing of the PROCEEDS.

The use of and reference to the Nikkei 225 Index in connection with the PROCEEDS have been consented to by NKS, the publisher of the Nikkei 225 Index.

None of ML&Co., the Calculation Agent and NKS accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any successor index. NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which the Nikkei 225 Index is applied in determining any Starting Values or Ending Values or any Supplemental Redemption Amount.

The S&P 500 Index

S&P publishes the S&P 500 Index. The S&P 500 Index (index symbol “SPX”) is intended to provide an indication of the pattern of common stock price movement in the United States. The calculation of the level of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of January 31, 2005, 425 companies or 85.1% of the market capitalization of the S&P 500 Index traded on the NYSE; 74 companies or 14.8% of the market capitalization of the S&P 500 Index traded on The Nasdaq Stock Market (the “Nasdaq”); and one company or 0.1% of the market capitalization of the S&P 500 Index traded on the American Stock Exchange (the “AMEX”). S&P chooses these companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500 Index with the percentage weight of the companies currently included in each group indicated in parentheses: Consumer Discretionary (11.7%); Consumer Staples (10.9%); Energy (7.6%); Financials (20.7%); Health Care (12.6%); Industrials (11.8%); Information Technology (15.6%); Materials (3.1%); Telecommunication Services (3.1%) and Utilities (3.1%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

Computation of the S&P 500 Index

S&P currently computes the S&P 500 Index as of a particular time as follows:

(a)	the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the “market value” of that stock);

(b)	the market values of all component stocks as of that time are aggregated;

(c)	the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(d)	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

(e)	the current aggregate market value of all component stocks is divided by the base value; and

(f)	the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the S&P 500 Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Supplemental Redemption Amount payable to holders of the PROCEEDS on the maturity date or otherwise.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

•	the issuance of stock dividends;

•	the granting to shareholders of rights to purchase additional shares of stock;

•	the purchase of shares by employees pursuant to employee benefit plans;

•	consolidations and acquisitions;

•	the granting to shareholders of rights to purchase other securities of the issuer;

•	the substitution by S&P of particular component stocks in the S&P 500 Index; and

•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value x	(	New Market Value	)	= New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500 Index.

Historical Data on the S&P 500 Index

The following table sets forth the level of the S&P 500 Index at the end of each month, in the period from January 2000 through January 2005. These historical data on the S&P 500 Index are not indicative of the future performance of the S&P 500 Index or what the value of the PROCEEDS may be. Any historical upward or downward trend in the level of the S&P 500 Index during any period set forth below is not an indication that the S&P 500 Index is more or less likely to increase or decrease at any time during the term of the PROCEEDS.

	2000	2001	2002	2003	2004	2005
January	1,394.46	1,366.01	1,130.20	855.70	1,131.13	1,181.25
February	1,366.42	1,239.94	1,106.73	841.15	1,144.94
March	1,498.58	1,160.33	1,147.39	848.18	1,126.21
April	1,452.43	1,249.46	1.076.92	916.92	1,107.30
May	1,420.60	1,255.82	1,067.14	963.59	1,120.68
June	1,454.60	1,224.42	989.82	974.50	1,140.84
July	1,430.83	1,211.23	911.62	990.31	1,101.72
August	1,517.68	1,133.58	916.07	1,008.01	1,104.24
September	1,436.51	1,040.94	815.28	995.97	1,114.58
October	1,429.40	1,059.78	885.76	1,050.71	1,130.20
November	1,314.95	1,139.45	936.31	1,058.20	1,173.82
December	1,320.28	1,148.08	879.82	1,111.92	1,211.92

The following graph sets forth the historical performance of the S&P 500 Index presented in the preceding table. Past movements of the S&P 500 Index are not necessarily indicative of the future S&P 500 Index levels.

License Agreement

S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some securities, including the Notes and the Warrants, and ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between S&P and MLPF&S provides that the following language must be stated in this prospectus supplement:

“S&P, S&P 500 and Standard & Poor’s are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by MLPF&S and ML&Co.

The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the holders of the PROCEEDS or any member of the public regarding the advisability of investing in securities generally or in the PROCEEDS particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to MLPF&S and ML&Co. (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to ML&Co. or the PROCEEDS. S&P has no obligation to take the needs of ML&Co. or the holders of the PROCEEDS into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the PROCEEDS, prices at which the PROCEEDS are to initially be sold, or quantities of the PROCEEDS to be issued or in the determination or calculation of the equation by which the PROCEEDS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the PROCEEDS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED IN THE S&P 500 INDEX AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., MLPF&S, HOLDERS OF THE PROCEEDS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P

500 INDEX OR ANY DATA INCLUDED IN THE S&P 500 INDEX IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED IN THE S&P 500 INDEX. WITHOUT LIMITING ANY OF THE ABOVE INFORMATION, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGE (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF THESE DAMAGES.”

All disclosures contained in this prospectus supplement regarding the Basket Indices, including their make-up, method of calculation and changes in their components, are derived from publicly available information prepared by the Index Publishers. ML&Co. and MLPF&S do not assume any responsibility for the accuracy or completeness of that information.

UNITED STATES FEDERAL INCOME TAXATION

General

Set forth in full below is the opinion of Sidley Austin Brown & Wood LLP, our counsel, as to certain United States federal income tax consequences of the purchase, ownership and disposition of the PROCEEDS. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with PROCEEDS held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities or currencies, tax-exempt entities (except to the extent specifically discussed below), persons holding PROCEEDS in a tax-deferred or tax-advantaged account, or persons holding PROCEEDS as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this prospectus supplement). Persons considering the purchase of the PROCEEDS should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the PROCEEDS arising under the laws of any other taxing jurisdiction.

We do not address all of the tax consequences that may be relevant to an investor. In particular, we do not address:

•	the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of PROCEEDS;

•	the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of PROCEEDS;

•	persons who hold the PROCEEDS whose functional currency is not the United States dollar; or

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of PROCEEDS.

Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning and disposing of the PROCEEDS in light of your own circumstances.

A U.S. Holder is a beneficial owner of the PROCEEDS who or which is:

•	a citizen or individual resident of the United States, as defined in Section 7701(b) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia unless, in the case of a partnership, Treasury regulations are enacted that provide otherwise;

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. A Non-U.S. Holder is a beneficial owner of PROCEEDS other than a U.S. Holder.

We urge you to consult your own tax advisor with respect to the tax consequences to you of the purchase, ownership and disposition of the PROCEEDS in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classification of the PROCEEDS

We have received an opinion from our counsel, Sidley Austin Brown & Wood LLP, that the PROCEEDS will be treated as indebtedness for United States federal income tax purposes and that the PROCEEDS will be subject to the special regulations issued by the U.S. Treasury Department governing contingent payment debt instruments (the “CPDI regulations”).

Accrual of Interest on the PROCEEDS

Pursuant to the terms of the PROCEEDS, we and you will agree, for United States federal income tax purposes, to treat the PROCEEDS as debt instruments that are subject to the CPDI regulations. Pursuant to these regulations, U.S. Holders of the PROCEEDS will be required to accrue interest income on the PROCEEDS, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting.

The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the PROCEEDS that equals:

(1)	the product of (i) the adjusted issue price (as defined below) of the PROCEEDS as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the PROCEEDS, adjusted for the length of the accrual period;

(2)	divided by the number of days in the accrual period; and

(3)	multiplied by the number of days during the accrual period that the U.S. Holder held the PROCEEDS.

A PROCEEDS’s issue price is the first price to the public at which a substantial amount of the PROCEEDS is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a PROCEEDS is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments, as defined below, made with respect to the PROCEEDS.

The CPDI regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the PROCEEDS. This schedule must produce the comparable yield. Solely for purposes of applying the CPDI regulations to the PROCEEDS, ML&Co. has determined that the projected payments for the PROCEEDS consist of (i) estimates of the variable monthly interest payments on the PROCEEDS and (ii) a payment on the maturity date of the principal amount thereof. In particular, ML&Co. has determined that, per $10 principal amount of PROCEEDS, the comparable yield is         %, compounded monthly, and the projected payments consist of (i) projected variable monthly interest payments equal to $         on March     , 2005 and $         for each subsequent variable monthly interest payment, and (ii) a projected payment per $10 principal amount of PROCEEDS on February     , 2010 equal to $         (which includes the $10 principal amount as well as the final projected variable monthly interest payment for the PROCEEDS). U.S. Holders may also obtain the projected payment schedule by submitting a written request for such information to Merrill Lynch & Co., Inc., Corporate Secretary’s Office, 222 Broadway, 17th Floor, New York, New York 10038 or to corporatesecretary@exchange.ml.com.

For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the PROCEEDS, unless a U.S. Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service (the “IRS”). A U.S. Holder that determines its own comparable yield or schedule of projected payments must also establish that our comparable yield or schedule of projected payments is unreasonable.

The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the PROCEEDS for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the PROCEEDS.

Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the PROCEEDS

If, during any taxable year, a U.S. Holder receives actual payments with respect to the PROCEEDS for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of that excess. The U.S. Holder will treat a “net positive adjustment” as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

If a U.S. Holder receives in a taxable year actual payments with respect to the PROCEEDS for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the PROCEEDS for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the PROCEEDS during prior taxable years, reduced to the extent that interest was offset by prior net negative adjustments.

Sale or Exchange of the PROCEEDS

Generally, the sale or exchange of a PROCEEDS will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale or exchange will be equal to the difference between (a) the amount realized by the U.S. Holder on that sale or exchange and (b) the U.S. Holder’s adjusted tax basis in the PROCEEDS. A U.S. Holder’s adjusted tax basis in a PROCEEDS on any date will generally be equal to the U.S. Holder’s original purchase price for the PROCEEDS, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments, as defined above, previously made to the U.S. Holder through that date. Gain recognized upon a sale or exchange of a PROCEEDS will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the PROCEEDS is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. In general, if the PROCEEDS are held for investment purposes, the amount of income or gain realized with respect to the PROCEEDS will not constitute unrelated business taxable income. However, if a PROCEEDS constitutes debt-financed property (as defined in

Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a PROCEEDS to purchase the PROCEEDS, all or a portion of any income or gain realized with respect to such PROCEEDS may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the PROCEEDS should be aware that whether or not any income or gain realized with respect to a PROCEEDS which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the PROCEEDS that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the PROCEEDS.

Treatment of Non-U.S. Holders

All payments on the PROCEEDS made to a Non-U.S. Holder, including any payment of monthly interest, and any gain realized on a sale or exchange of the PROCEEDS, will be exempt from United States income or withholding tax, provided that: (i) the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving interest described in section 881(c)(3)(A) of the Code; (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; and (iii) the payments and gain are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PROCEEDS certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name, address and other information as the form may require.

If a Non-U.S. Holder of the PROCEEDS is engaged in a trade or business in the United States, and if interest on the PROCEEDS is effectively connected with the conduct of that trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale or exchange of the PROCEEDS in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if a Non- U.S. Holder is a foreign corporation, the Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or a lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding Tax and Information Reporting

Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds from a disposition of, the PROCEEDS may be subject to information reporting and United States federal backup withholding tax at the applicable statutory rate if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A Non-U.S. Holder may be subject to United States backup withholding tax on payments on the PROCEEDS and the proceeds from a sale or other disposition of the PROCEEDS unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against the holder’s United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan or an individual retirement account or a Keogh Plan (a “plan”) should consider whether an investment in the PROCEEDS would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security act of 1974, as amended (“ERISA”), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“similar law arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the PROCEEDS by a plan with respect to which we, MLPF&S or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those PROCEEDS are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the PROCEEDS. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The PROCEEDS may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the prohibited transaction class exemptions, or “PTCEs”, listed above or another applicable similar exemption. Any purchaser or holder of the PROCEEDS or any interest in the PROCEEDS will be deemed to have represented by its purchase and holding of the PROCEEDS that either (1) it is not a plan or a plan asset entity and is not purchasing those PROCEEDS on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, it is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the PROCEEDS or any interest in the PROCEEDS which is subject to any similar laws will be deemed to have represented by its purchase and holding of the PROCEEDS that its purchase and holding will not violate the provisions of those laws.

The sale of any PROCEEDS to a plan is in no respect a representation by us, MLPF&S or any of our affiliates that an investment in the PROCEEDS meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that an investment in the PROCEEDS is otherwise appropriate for plans generally or any particular plan.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the PROCEEDS on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the PROCEEDS will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the principal amount and the Supplemental Redemption Amount, if any.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the PROCEEDS and other securities. For further information on ML&Co. and the PROCEEDS, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

UNDERWRITING

MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $                     aggregate principal amount of PROCEEDS. The underwriting agreement provides that the obligations of MLPF&S are subject to certain conditions and that MLPF&S will be obligated to purchase all of the PROCEEDS if any are purchased.

MLPF&S has advised ML&Co. that it proposes initially to offer all or part of the PROCEEDS directly to the public, and that it may offer a part of the PROCEEDS to certain dealers, at the offering prices set forth on the cover page of this prospectus supplement. MLPF&S is offering the PROCEEDS subject to receipt and acceptance and subject to MLPF&S’ right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

In addition to the compensation paid at the time of the original sale of the PROCEEDS, MLPF&S will pay an additional amount on each anniversary of the Pricing Date in 2006 through 2009 to brokers whose clients purchased the units in the initial distribution and who continue to hold their PROCEEDS. This additional amount will accrue at a rate of .5% per unit for each day that hypothetical funds are allocated to Basket Units based on the amount payable on the maturity date of the PROCEEDS calculated as if the applicable anniversary of the Pricing Date is the maturity date and the Ending Value is equal to the closing level of the Reference Index on that date. Also, MLPF&S may from time to time pay additional amounts to brokers whose clients purchased PROCEEDS in the secondary market and continue to hold those PROCEEDS.

MLPF&S, a broker-dealer subsidiary of ML&Co. is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the PROCEEDS. Accordingly, offerings of the PROCEEDS will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

MLPF&S is permitted to engage in certain transactions that stabilize the price of the PROCEEDS. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the PROCEEDS.

If MLPF&S creates a short position in the PROCEEDS in connection with the offering, i.e., if it sells more units of the PROCEEDS than are set forth on the cover page of this prospectus supplement, MLPF&S may reduce that short position by purchasing units of the PROCEEDS in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. “Naked” short sales are sales in excess of the underwriter’s overallotment option or, where no overallotment option exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the PROCEEDS, has no overallotment option, it would be required to closeout a short position in the PROCEEDS by purchasing PROCEEDS in the open market. Neither ML&Co. nor MLPF&S makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the PROCEEDS. In addition, neither ML&Co. nor MLPF&S makes any representation that MLPF&S will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the PROCEEDS. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

VALIDITY OF THE NOTES

The validity of the PROCEEDS will be passed upon for ML&Co. and for the MLPF&S by Sidley Austin Brown & Wood LLP, New York, New York.

EXPERTS

The restated consolidated financial statements and the related restated financial statement schedule incorporated in this prospectus supplement by reference from Merrill Lynch & Co., Inc.’s Current Report on Form 8-K dated February 3, 2005 for the year ended December 26, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated March 1, 2004 (May 4, 2004 as to the effects of the restatement related to stock-based compensation described in Note 2 to the consolidated financial statements) (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the consolidated financial statements) (which express unqualified opinions and which report on the consolidated financial statements includes explanatory paragraphs for the change in accounting method in 2002 for goodwill amortization to conform to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, for the change in accounting method in 2004 for stock-based compensation to conform to SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, by retroactively restating its 2003, 2002 and 2001 consolidated financial statements, and for the restatement to correct the accounting for certain retail account fees), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the restated unaudited interim condensed consolidated financial information for the periods ended March 26, 2004 and March 28, 2003, June 25, 2004 and June 27, 2003 and September 24, 2004 and September 26, 2003 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports dated May 4, 2004 (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the restated unaudited interim condensed consolidated financial statements), August 2, 2004 (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the restated unaudited interim condensed consolidated financial statements) and November 1, 2004 (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the restated unaudited interim condensed consolidated financial statements) included in Merrill Lynch & Co., Inc.’s Current Report on Form 8-K dated February 3, 2005 and incorporated by reference herein, they did not audit and they do not express opinions on that restated unaudited interim condensed consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the restated unaudited interim condensed consolidated financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Adjusted Monthly Income	S-44
Allocation Determination Event	S-7
Basket Adjustment Factor	S-6
Basket Indices	S-4
Basket Unit Income	S-6
Basket Units	S-1
Business Day	S-21
Calculation Agent	S-3
Commencement Date	S-19
Cushion	S-7
Daily Leverage Charge	S-6
Defeasance Event	S-7
dividend yield	S-42
Ending Value	S-5
Floor Level	S-7
Global Business Day	S-18
Index Adjustment Factor	S-6
Index Basket	S-1
Index Business Day	S-18
Index Components	S-3
Index Currency	S-8
Index Multiplier	S-42
Index Publisher	S-43
Interest Determination Date	S-19
Leverage Units	S-1
Market Disruption Event	S-21
Pricing Date	S-3
PROCEEDS	S-1
Reference Index	S-1
Starting Value	S-5
successor index	S-43
Supplemental Redemption Amount	S-4
Targeted Exposure	S-7
Threshold Value	S-5
Valuation Date	S-5
Zero Coupon Bond Units	S-1

1,000,000 Units

Merrill Lynch & Co., Inc.

PROtected Covered Call EnhancED Income NoteSSM

Linked to the Global Equity PROCEEDS Index

due February     , 2010

(the “PROCEEDSSM”)

$10 principal amount per unit

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

February     , 2005

“PROtected Covered Call EnhancED Income NoteS” and “PROCEEDS” are service marks of Merrill Lynch & Co., Inc.